Exhibit 10.1
STOCK PURCHASE AGREEMENT
Dated as of October 3, 2008
By and Among

APPLEBY TRUST (MAURITIUS) LIMITED,
acting solely in its capacity as Trustee of the Bison Purpose Trust,

as the Trustee,

BISON ACQUISITION CORPORATION,

as BAC,

SCM METAL PRODUCTS, INC.,

as SCM,

GIBRALTAR PACIFIC, INC.,

as Pacific,

GIBRALTAR INTERNATIONAL, INC.,

as International

and

GIBRALTAR STEEL CORPORATION OF NEW YORK,

as GSCNY

i

ii

iii

STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of October 3, 2008, is by and among Bison Acquisition Corporation, a Delaware corporation (“BAC”), Appleby Trust (Mauritius) Limited, a company organized under the laws of Mauritius, acting solely in its capacity as trustee of the Bison Purpose Trust (the “Trustee” and, together with BAC, the “Purchasers”), SCM Metal Products, Inc., a Delaware corporation (“SCM”), Gibraltar Pacific Inc., a Mauritius corporation (“Pacific”), Gibraltar International, Inc., a Delaware corporation (“International”), and Gibraltar Steel Corporation of New York, a New York corporation (“GSCNY” and together with International, the “Sellers”).
R E C I T A L S:
     SCM is engaged in the manufacturing, marketing and distributing of non-ferrous metal powder products for use by customers in various industries. Pacific is the owner of all of the Ownership Interests of SCM Metal Products (Suzhou) Co., Ltd., a wholly foreign-owned enterprise organized under the laws of the People’s Republic of China (“SCM Asia”), which is engaged in the business of manufacturing, marketing and distributing of non-ferrous metal powder products for use by customers in various industries.
     GSCNY is the owner of all the issued and outstanding capital stock of SCM and International is the owner of all of the issued and outstanding shares of ordinary stock of Pacific.
     GSCNY desires to sell all of the issued and outstanding capital stock of SCM to BAC on the other terms and conditions set forth herein and BAC desires to purchase all of the issued and outstanding capital stock of SCM from GSCNY on the other terms and conditions set forth herein.
     International desires to sell all of the issued and outstanding shares of ordinary stock of Pacific to the Trustee on the other terms and conditions set forth herein and the Trustee desires to purchase all of the issued and outstanding shares of ordinary stock of Pacific from International on the other terms and conditions set forth herein.
CONSIDERATION:
     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants hereinafter set forth, the parties hereto hereby agree as follows:
ARTICLE 1.
DEFINITIONS
     1.01 Definitions. In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings:
     “Acceptance Notice” shall have the meaning ascribed to such term in Section 2.07(c).
     “Action” means any judicial, administrative, regulatory or arbitral action, suit, proceeding (public or private), claim or governmental proceeding.

     “Adjusted Established Net Working Capital” shall mean, in the event that there is an adjustment to the Purchase Price at Closing in accordance with the provisions of Section 2.06 hereof, an amount equal to the Estimated Deposit Date Net Working Capital as finally agreed (or deemed agreed) in accordance with the provisions of Section 2.06(b).
     “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of determining whether a Person is an Affiliate, the term “control” and its correlative forms “controlled by” and “under common control with” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of securities, contract or otherwise.
     “Agreement” shall have the meaning ascribed to such term in the first paragraph hereof.
     “Ancillary Agreements” means the Note, the Transition Services Agreement and any other documents or instruments required to be executed and/or delivered pursuant to the terms of this Agreement.
     “BAC” shall have the meaning ascribed to such term in the first paragraph hereof.
     “Basket Amount” shall have the meaning ascribed to such term in Section 7.05(a)(i).
     “Business” means: (a) the manufacturing, marketing and distributing of non-ferrous metal powder products for use by customers in various industries by SCM; (b) the rights and liabilities of Pacific arising in connection with its ownership of all of the Ownership Interests of SCM Asia; and (c) the manufacturing, marketing and distributing of non-ferrous metal powder products for use by customers in various industries by SCM Asia.
     “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
     “Business Real Property” shall have the meaning ascribed to such term in Section 3.19(a).
     “Cash Settle-Up” shall have the meaning ascribed to such term in Section 5.01(c).
     “Closing” shall have the meaning ascribed to such term in Section 2.03.
     “Closing Date” shall have the meaning ascribed to such term in Section 2.03.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Competitive Business” shall have the meaning ascribed to such term in Section 5.05(a)(i).
     “Continuing Employees” shall have the meaning ascribed to such term in Section 5.09(a).

     “Contract” means any written or oral contract, agreement, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right, instrument or other commitment or obligation.
     “Credit Support Arrangements” shall have the meaning ascribed to such term in Section 5.10.
     “Current Assets” means, on a particular date, without duplication, the Subsidiaries’ aggregate accounts receivable, inventory, prepaid expenses and other assets that are likely to be converted into cash, sold, exchanged, or expensed in the ordinary course of business of the Subsidiaries, within one year of such date consistent with past practices of the Subsidiaries, but excluding cash and any deferred Tax asset, and in each case as determined in accordance with GAAP; provided, however, that (i) up to One Million U.S. Dollars (U.S.$1,000,000) of cash held by SCM Asia shall be included on a dollar-for-dollar basis in determining Current Assets, and (ii) if and to the extent the aggregate amount of cash held by SCM Asia exceeds One Million U.S. Dollars (U.S.$1,000,000), 90% of the amount of such cash in excess of One Million U.S. Dollars (U.S.$1,000,000) shall be included in determining Current Assets.
     “Current Liabilities” means, on a particular date, without duplication, the Subsidiaries’ aggregate Indebtedness (whether any such Indebtedness is a current or a long term liability under GAAP), accounts payable and accrued expenses payable, including the Transaction Bonus Accrual and any real estate and other current Taxes payable by the Subsidiaries, but excluding any deferred Tax liabilities and any current U.S. income Taxes payable, in each case as determined in accordance with GAAP.
     “Default Amount” shall have the meaning ascribed to such term in Section 2.06(b).
     “Deposit Date” shall mean the date of this Agreement.
     “Deposit Date Balance Sheet” shall mean the balance sheet of the Business as finally determined, as of the close of business local time on the Deposit Date, pursuant to Section 2.07.
     “Deposit Date Net Working Capital” means the Net Working Capital as of the close of business local time on the Deposit Date, as finally determined pursuant to Section 2.07.
     “Dispute Notice” shall have the meaning ascribed to such term in Section 2.07(c).
     “Employee Plans” shall have the meaning ascribed to such term in Section 3.20(a).
     “Encumbrance” means any security interest, pledge, mortgage, lien, charge, encumbrance, adverse claim, impairment, conditional sale agreement, retention agreement, easement, servitude, restriction or limitation of any kind or nature.
     “Environmental Laws” means all Federal, state, local and foreign Laws (as hereinafter defined), orders, judgments and consent decrees as in effect on or prior to the Deposit Date relating to or governing the protection of health, safety or environment or that otherwise imposes liability or standards of conduct concerning: (i) protection of the indoor or outdoor environment; (ii) pollution or pollution control; and (iii) the management, containment, manufacture, possession, presence, use, processing, generation, transportation, treatment, storage, disposal, Release, abatement, removal, remediation or handling of or exposure to any hazardous, toxic, deleterious, carcinogenic, mutagenic, radioactive, corrosive, reactive, injurious or otherwise harmful chemical, constituent, substance, material, product or waste, and including, without limitation, the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. 136 et seq.), the Federal Water Pollution Control Act (33 U.S.C. 1251 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.), the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”) (42 U.S.C. 9601 et seq.), the Clean Air Act (42 U.S.C. 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. 2601 et seq.), the Occupational Safety and Health Act (29 U.S.C. 651 et seq.), the Hazardous Material Transportation Act (49 U.S.C. 1801 et seq.), and any similar Federal, state, local or foreign Laws and all rules and regulations promulgated according thereto, all as amended from time to time.
     “Environmental Permits” means any and all Permits required pursuant to any Environmental Law.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Escrow Account” shall mean the escrow account established by the Escrow Agent to hold the Purchase Price and the Shares pending Closing.
     “Escrow Agent” shall mean Lippes Mathias Wexler Friedman LLP.
     “Established Net Working Capital” means Thirty One Million Four Hundred Twenty Three Thousand U.S. Dollars (U.S. $31,423,000).
     “Estimated Deposit Date Working Capital” shall have the meaning ascribed to such term in Section 2.06(a).
     “FCO Approval” means the expiration of all required waiting periods with respect to the application for approval from the German Federal Cartel Office or a written statement from the German Federal Cartel Office confirming that the application referred to in Section 5.04 will not be reviewed.
     “Financial Statements” shall have the meaning ascribed to such term in Section 3.07.
     “GAAP” means U.S. generally accepted accounting principles consistently applied with the historical practices of SCM.
     “Gibraltar” means Gibraltar Industries, Inc., a Delaware corporation, which is the direct or indirect owner of all the issued and outstanding capital stock of the Sellers.
     “Governmental Authority” means any government or governmental, administrative or regulatory body thereof, whether Federal, state, local or foreign, any agency or instrumentality thereof and any court, tribunal or judicial or arbitral body thereof.
     “Governmental Order” means any order, writ, judgment, stipulation, determination or award made, issued or entered into by or with any Governmental Authority.

     “GSCNY” shall have the meaning ascribed to such term in the first paragraph hereof.
     “Hazardous Material” means any: (a) “hazardous waste” as defined in the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), as amended through the Deposit Date, and regulations promulgated thereunder; (b) any “hazardous substance” as defined in CERCLA; (c) petroleum and any constituent, derivative or by-products thereof; and (d) any hazardous, toxic, carcinogenic, mutagenic, radioactive, corrosive, reactive or otherwise harmful chemical, constituent, substance, material, product or waste, the use, handling, presence, exposure to or Release of which is regulated by or pursuant to any applicable Environmental Law.
     “Holdings” means Bison Holding Corporation, a Delaware corporation.
     “Indebtedness” means, with respect to any indicated Person, in each case on a consolidated basis: (i) all indebtedness for borrowed money of such Person and its subsidiaries, (ii) all indebtedness secured by any Encumbrance on property owned by such Person or its subsidiaries, whether or not the indebtedness secured has been assumed, (iii) all obligations of such Person for the deferred purchase price of property or services other than trade payables incurred in the ordinary course of business and not overdue, (iv) all leases of such Person and its subsidiaries required to be capitalized in accordance with U.S. generally accepted accounting principles, (v) all obligations of such Person and its subsidiaries evidenced by bonds, debentures, notes, mortgages or other similar instruments, (vi) all pension and post-retirement related liabilities of such Person and its subsidiaries, (vii) all amounts owing by such Person to Affiliates, (viii) any letters of credit and any obligations of such Person and its subsidiaries thereunder, (ix) all outstanding checks, overdrafts and similar obligations, (x) all guarantees of or other assurances of payment by such Person or its subsidiaries with respect to any obligations described in clauses (i) through (ix) immediately above of another Person, and (xi) any premium, accrued interest and prepayment penalties, if any, with respect to any of the foregoing.
     “Indemnified Party” shall have the meaning ascribed to such term in Section 7.04(a).
     “Indemnifying Party” shall have the meaning ascribed to such term in Section 7.04(a).
     “Independent Accounting Firm” shall have the meaning ascribed to such term in Section 2.07(c).
     “Intellectual Property” means all Software (as hereinafter defined), patents, copyrights, works of authorship, technology, trade secrets, including methods, techniques, processes and know-how, inventions, proprietary data, formulae and research and development data; all trademarks, trade names, trade dress, logos, domain names, service marks and service names; all registrations, applications, recordings, licenses and common-law rights relating thereto; all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom, all rights to obtain renewals, reissues, continuations, reexaminations, divisions or other extensions of legal protections pertaining thereto, and all goodwill relating to the foregoing.
     “International” shall have the meaning ascribed to such term in the first paragraph hereof.

     “June 30 Balance Sheet” means the balance sheet of the Business, dated as of June 30, 2008, a copy of which has been delivered to the Purchasers.
     “Law” means any statute, law, ordinance, regulation, rule, code or other requirement of any Governmental Authority in effect on or prior to the Deposit Date.
     “Leases” means any and all leases of tangible personal property used in the conduct of the Business or to which any of the Subsidiaries is a party or by which the properties or assets of any of the Subsidiaries are bound.
     “Liability” means any debt, loss, damage, adverse claim, fine, penalty, liability or obligation of any kind, whether direct or indirect, known or unknown, asserted or unasserted, accrued or unaccrued, absolute, contingent, matured or unmatured, liquidated or unliquidated, disputed or undisputed, due or to become due and whether in contract, tort, strict liability or otherwise.
     “Losses” shall mean damages, liabilities, deficiencies, claims, fines, penalties, actions, demands, judgments, interest, losses, or costs or expenses of whatever kind including reasonable attorneys’ fees; provided, however, that “Losses” shall not include punitive damages or other special damages except to the extent imposed in connection with a Third-Party Claim. For the avoidance of doubt, in the event that an Indemnified Party incurs any additional Liabilities or expenses other than as a result of a Third Party Claim which it is determined that the Indemnified Party is entitled to be indemnified from and against, the amount of the Losses which the Indemnified Party shall be entitled to recover from the Indemnifying Party shall not be calculated by using a multiple of earnings that may have been used in arriving at or that may be reflective of the Purchase Price.
     “Material Adverse Effect” means a change, event, occurrence, violation, inaccuracy or circumstance, the effect of which is or would be reasonably expected to be both material and adverse to: (a) the business, assets, properties, results of operations or condition (financial or otherwise) of the Subsidiaries taken as a whole; or (b) the ability of the Sellers or the Purchasers to consummate the transactions contemplated by this Agreement; provided, however, that, Material Adverse Effect shall not include any such change, event, occurrence, violation, inaccuracy or circumstance that the Sellers can demonstrate resulted from: (i) changes in business or economic conditions affecting the U.S., Chinese or global economies; (ii) changes in the industry in which SCM operates generally; (iii) changes in the industry in which SCM Asia operates generally; (iv) changes in stock markets, credit markets, Tax (as hereinafter defined) rates or new Taxes, interest rates, exchange rates or other matters affecting the U.S., Chinese or global economies generally; (v) the enactment or implementation of any new Law; (vi) the adoption of any required change in U.S. generally accepted accounting principles; (vii) the issuance after the date hereof of any orders, decrees, policies, consents or judgments of any regulatory authority or court; (viii) any act, omission or event to which the Purchasers have explicitly consented in writing; and (ix) the execution and delivery of this Agreement (including any event occurring as a result of any announcement relating to this Agreement); but, with respect to each of the foregoing exceptions, only if and to the extent such change, enactment, implementation, adoption or event does not have a disproportionately material effect on the Subsidiaries as compared to similarly situated companies in substantially the same industries.

     “Material Contracts” shall have the meaning ascribed to such term in Section 3.13.
     “Net Working Capital” means Current Assets minus Current Liabilities as of the close of business local time on the Deposit Date. For the avoidance of doubt, and notwithstanding the use of the term “GAAP” in the definitions of Current Assets, Current Liabilities and Indebtedness, (i) the financial statements of SCM Asia used in the calculation of Net Working Capital shall be as of as of the close of business local time on the Deposit Date and not in arrears and (ii) the amount of any retiree medical liability shall be determined in accordance with FAS 106).
     “Note” means that certain subordinated promissory note of Holdings in substantially the form of Exhibit A attached hereto.
     “Objection Period” shall have the meaning ascribed to such term by Section 2.07(b).
     “Owned Real Property” shall have the meaning ascribed to such term in Section 3.15(a).
     “Ownership Interests” means Pacific’s investment ownership in SCM Asia and shall be construed to be within the meaning of “Ownership Interest” as defined and used in the Regulations.
     “Pacific” shall have the meaning ascribed to such term in the first paragraph hereof.
     “Pacific Share” means one (1) share of ordinary stock, par value $1.00 per share, of Pacific.
     “PBGC” shall have the meaning ascribed to such term in Section 3.20(e).
     “Permit” means all approvals, licenses, permits, authorizations, certificates, qualifications, registrations and authorizations issued by any Governmental Authority, and applications therefor.
     “Permitted Liens” means each of the following: (a) liens for Taxes that are not yet due or delinquent; (b) easements, covenants, restrictions and/or rights of way which do not individually or in the aggregate materially interfere with the right or ability to use or operate the Owned Real Property as such Owned Real Property is currently used; (c) statutory liens created in the ordinary course of business that are not yet delinquent or which are being contested in good faith and which are not, individually or in the aggregate, material to the Business; (d) imperfections of title or encumbrances, if any, which are not substantial in amount, do not materially detract from the value of the property subject thereto and do not materially restrict or impair the use of such property; and (e) zoning, building or similar restrictions relating to or affecting the Owned Real Property provided that the Owned Real Property is in compliance therewith.
     “Person” means any individual, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, association, trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     “Personal Property Leases” shall have the meaning ascribed to such term in Section 3.23(a).
     “Prior APA” shall have the meaning ascribed to such term in Section 7.07(e).
     “Proposed Deposit Date Balance Sheet” means a balance sheet of the Business, prepared by BAC in accordance with GAAP and containing a statement of the Net Working Capital.
     “Purchase Price” shall mean Forty Seven Million Two Hundred Fifty Thousand U.S. Dollars (U.S.$47,250,000,000).
     “Purchaser Health Plans” shall have the meaning ascribed to such term in Section 5.09(a).
     “Purchaser Indemnified Party” shall have the meaning ascribed to such term in Section 7.02(a).
     “Purchasers” shall have the meaning ascribed to such term in the first paragraph of this Agreement and “Purchaser” shall mean either of the Purchasers.
     “Purchasers’ 401(k) Plan” shall have the meaning ascribed to such term in Section 5.09(c).
     “Regulations” means the Several Regulations Regarding Change of Ownership Interest of the Investors in Foreign Investment Enterprises, promulgated on May 29, 1997 by the Ministry of Foreign Trade and Economic Cooperation and the State Administration for Industry and Commerce of the People’s Republic of China.
     “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, dumping of Hazardous Materials into the environment.
     “Requisite Consents” shall have the meaning ascribed to such term in Section 3.05.
     “SCM Asia” shall have the meaning ascribed to such term in the recitals.
     “SCM Health Plan” shall have the meaning ascribed to such term in Section 5.09(a).
     “SCM Shares” means one hundred (100) shares of common stock, no par value per share, of SCM.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Seller Indemnified Party” shall have the meaning ascribed to such term in Section 7.03.
     “Sellers” shall have the meaning ascribed to such term in the first paragraph hereof and “Seller” means either of the Sellers.
     “Sellers’ 401(k) Plan” shall have the meaning ascribed to such term in Section 5.09(c).

     “Shares” means the Pacific Share and the SCM Shares.
     “Software” means any and all: (a) computer programs including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, including all software developed by, for, or in connection with the Business and all software that any Subsidiary licenses, leases or otherwise obtains, directly or indirectly, from third parties; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, screens, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation related to any of the foregoing.
     “Specified Representations” means the representations and warranties of the Sellers and the Subsidiaries contained in Sections 3.01, 3.03, 3.04 and 3.25 and the representations and warranties of the Purchasers contained in Sections 4.01 and 4.04.
     “Straddle Period” shall have the meaning ascribed to such term in Section 9.01(b).
     “Subsidiary” or “Subsidiaries” means each of Pacific, SCM and SCM Asia.
     “Survival Period” shall have the meaning ascribed to such term by Section 7.01(a).
     “Tax Authority” means a Federal, state, local or foreign Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax, as the context requires.
     “Tax Returns” means all returns (including information returns), declarations, reports, estimates and statements regarding Taxes, required to be filed with any Tax Authority.
     “Tax or Taxes” means all Federal, state, local or foreign taxes, charges, fees, levies or other assessments, including without limitation, all net income, gross income, gross receipts, value added, activity, capital, capital stock, inventory, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any Tax Authority.
     “Termination Date” shall have the meaning ascribed to such term in Section 8.01.
     “Third Party Claim” shall have the meaning ascribed to such term in Section 7.04(a).
     “To the knowledge,” “known by” or “known” (and any similar phrase) means, with respect to the Sellers, to the actual knowledge of any of Brian Lipke, Henning Kornbrekke, Kenneth Smith, Paul Murray, Barton White, Susan Montgomery, Thomas Murphy, Jill Spaulding and Anil Nadkarni.
     “Transaction Bonus Accrual” means an accrual in the amount equal to the aggregate amount of the transaction bonuses to be paid by the Purchasers as provided in Section 5.09(b)

plus the employer portion of any payroll Taxes and other amounts payable by SCM in connection therewith.
     “Transition Services Agreement” shall mean the Transition Services Agreement in substantially the form attached hereto as Exhibit B attached hereto.
     “Trustee” shall have the meaning ascribed to such term in the first paragraph hereof.
     “WARN Act” means the United States Worker Adjustment and Retraining Notification Act and the rules and regulations promulgated thereunder.
     1.02 Rules of Construction.
          (a) Unless the context of this Agreement otherwise clearly requires: (i) references to the plural include the singular, and references to the singular include the plural; (ii) references to any gender include the other genders; (iii) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”; (iv) the term “or” has the inclusive meaning represented by the phrase “and/or”; (v) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (vi) the terms “day” and “days” mean and refer to calendar day(s); and (vii) the terms “year” and “years” mean and refer to calendar year(s).
          (b) Unless otherwise set forth herein, references in this Agreement to: (i) any document, instrument or agreement (including this Agreement) includes and incorporates all exhibits, schedules and other attachments thereto; and (ii) a particular Law means such Law as in effect (including any amendments, modifications or supplements thereto) on the date hereof and the Deposit Date. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified. This Agreement shall not be construed as if prepared by one of the parties, but rather according to its fair meaning as a whole, as if all parties had prepared it.
ARTICLE 2.
PURCHASE AND SALE
     2.01 Deposit In Escrow; Purchase and Sale of the Shares.
          (a) Concurrently with the execution of this Agreement, (i) the Sellers shall deposit with the Escrow Agent the certificates evidencing the SCM Shares, accompanied by appropriate stock transfer powers and with all requisite stock transfer tax stamps attached, and (ii) the Purchasers shall deposit with the Escrow Agent (x) the Note, fully executed by Holdings and counter-signed by GSCNY, and (y) funds (to be paid by wire transfer of immediately available funds to such account as may be specified by the Escrow Agent) in an aggregate amount equal to (A) the Purchase Price minus (B) the principal amount of the Note minus (C) the difference between the Established Net Working Capital and the Default Amount. As soon as possible following the execution of this Agreement and in any event prior to the Closing, (x) the Sellers shall deposit with the Escrow Agent the certificate evidencing the Pacific Share, accompanied by an appropriate stock transfer power and with all requisite stock transfer tax stamps attached and (y) the Purchasers shall deposit with the Escrow Agent the certificate evidencing the outstanding shares of BAC (which is the collateral securing the Note), accompanied by appropriate stock transfer powers executed in blank. The Escrow Agent shall hold the Shares, the Note and the deposited funds pending the Closing in accordance with the terms of that certain letter agreement of even date herewith by and among the Escrow Agent, BAC and GSCNY.
          (b) Subject to the terms and conditions of this Agreement, on the Closing Date: (a) GSCNY shall sell, assign, transfer, convey and deliver the SCM Shares to BAC, and BAC shall purchase, acquire and accept the SCM Shares from GSCNY; and (b) International shall sell, assign, transfer, convey and deliver the Pacific Share to the Trustee, and the Trustee shall purchase, acquire and accept the Pacific Share from International, in each case free and clear of all Encumbrances.
     2.02 Payment of Purchase Price. The Purchase Price may be adjusted pursuant to Section 2.06 and Section 2.07 at and subsequent to the Closing. At the Closing, the Purchase Price as adjusted pursuant to Section 2.06, if applicable, shall be paid by the Purchasers to the Sellers in accordance with the allocation in Section 2.08 and shall be paid by instructing the Escrow Agent to (i) deliver the Note to the Sellers and (ii) pay, by wire transfer of immediately available funds to an account or accounts specified by GSCNY and International, respectively, in an aggregate amount equal to (A) the Purchase Price, as adjusted pursuant to Section 2.06, if applicable, minus (B) the principal amount of the Note. If and to the extent that the funds deposited with the Escrow Agent (exclusive of any interest on such funds) are less than the amount required to be funded as provided above, the Purchasers shall pay, by supplemental wire transfer of immediately available funds to an account or accounts specified by GSCNY and International, respectively, the amount of such shortfall. If the funds deposited with the Escrow Agent (exclusive of any interest on such funds) are greater than the amount required to be funded as provided above, the Escrow Agent shall be authorized to remit such excess funds to the Purchasers, by wire transfer of immediately available funds to an account or accounts specified by the Purchasers. Any interest that may accrue with respect to funds deposited with the Escrow Agent shall be for the account of the Sellers; provided, however, that in the event any funds are remitted by the Escrow Agent to the Purchasers at Closing, the Purchasers shall be entitled to receive a proportionate share of the accrued interest in the Escrow Account.
     2.03 Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares shall take place and become effective at a closing (the “Closing”) to be held at the offices of Lippes Mathias Wexler Friedman LLP. The parties may also agree to close the transactions contemplated hereby through the mutual exchange of documents and funds in a manner acceptable to the parties and their respective counsel without the need for a meeting of the parties to conduct the Closing. The Closing shall take place on the date that is one (1) day following the satisfaction or waiver in writing of the conditions precedent to the Closing described in Article 6 (other than those conditions that by their nature can only be satisfied at the Closing) or on such other date as may be mutually agreed to by the parties (the date on which the Closing occurs being hereinafter the “Closing Date”).
     2.04 Closing Deliveries by the Sellers. At the Closing, subject to satisfaction or waiver of each of the conditions to the obligations of the Sellers set forth in Section 6.01 of this

Agreement, Sellers shall deliver or cause the Escrow Agent to deliver to the Purchasers the following:
          (a) stock certificates representing the Shares, duly endorsed in blank or accompanied by stock transfer powers and with all requisite stock transfer tax stamps attached
          (b) the Transition Services Agreement signed by the Sellers;
          (c) the certificates referred to in Section 6.02(a);
          (d) a FIRPTA certificate, if requested;
          (e) a copy of (i) the Certificate of Incorporation of SCM, as amended, certified by the Secretary of SCM and accompanied by a certificate of the Secretary of SCM, dated as of the Closing Date, stating that no amendments have been made to such Certificate of Incorporation since such date; (ii) the By-laws of SCM, certified by the Secretary of SCM; and (iii) Good Standing Certificates for SCM from the Secretaries of State of the State of Delaware and North Carolina; (iv) the organizational documents of Pacific, as amended, certified by the Secretary of Pacific and accompanied by a certificate of the Secretary of Pacific, dated as of the Closing Date, stating that no amendments have been made to such organizational documents; and (v) a copy of the organizational documents of SCM Asia, certified by the Secretary (or equivalent) of SCM Asia and accompanied by a certificate of the Secretary (or equivalent) of SCM Asia, dated as of the Closing Date, stating that no amendments have been made to such organizational documents;
          (f) copies of all Requisite Consents that have been obtained;
          (g) a written resignation from each director and officer of each of SCM, Pacific and SCM Asia;
          (h) the minute books (or equivalent) of the Subsidiaries;
          (i) any payment required to be made by the Sellers to the Subsidiaries under the Cash Settle-Up; and
          (j) such other documents as the Purchasers shall reasonably request.
     2.05 Closing Deliveries by the Purchasers. At the Closing, subject to satisfaction or waiver of each of the conditions to the obligations of the Purchasers set forth in Section 6.02 of this Agreement, the Purchasers shall deliver or instruct the Escrow Agent to deliver to the Sellers:
          (a) the Note (together with the certificate evidencing the outstanding shares of BAC, as the collateral securing the Note, and the related stock powers executed in blank) and the funds referred to in Section 2.02;
          (b) the Transition Services Agreement signed by BAC;

          (c) a Good Standing Certificate of BAC issued by the Secretary of State of its jurisdiction of organization;
          (d) any payment required to be made by the Subsidiaries to the Sellers under the Cash Settle-Up; and
          (e) such other documents as the Sellers shall reasonably request.
     2.06 Adjustment to the Purchase Price at Closing.
          (a) No later than four (4) Business Days after the Deposit Date, GSCNY shall cause to be prepared and delivered to BAC a good faith estimate of the Net Working Capital of the Business as of the Deposit Date (the “Estimated Deposit Date Net Working Capital”), which shall be prepared from the books and records of the Business and shall represent a best estimate of the matters set forth therein based on the most current financial information available as of such date. Based on the Estimated Deposit Date Net Working Capital prepared and delivered to BAC pursuant to the terms hereof, GSCNY shall also cause to be prepared and delivered to BAC a statement of the amount, if any, by which such Estimated Deposit Date Net Working Capital is expected to be greater than or less than the Established Net Working Capital.
          (b) BAC shall review such statements and shall provide GSCNY with notice of any disagreement with such calculations within two (2) Business Days of the BAC’s receipt of such statements. Upon the receipt by GSCNY of any such notice of disagreement from BAC, BAC and GSCNY shall attempt to resolve in good faith any disagreements concerning such calculations prior to the Closing Date. GSCNY shall provide BAC with access to all documents, books and records used by GSCNY in preparing such statements. If BAC and GSCNY are able to resolve any disagreements as to such calculations prior to the Closing Date, then the amount of the Estimated Deposit Date Net Working Capital as mutually agreed to by BAC and GSCNY shall be conclusive and binding on the Sellers and BAC and shall be used to adjust the Purchase Price at Closing. If BAC and GSCNY are unable to resolve any such dispute prior to the Closing Date, then BAC and GSCNY shall be deemed to have agreed that the amount of the Estimated Deposit Date Net Working Capital is Thirty One Million One Hundred Forty Three Thousand U.S. Dollars (U.S.$31,143,000) (the “Default Amount”).
          (c) The Purchase Price will be adjusted at Closing as follows: (i) the cash portion of the Purchase Price payable at Closing as provided in Section 2.02 shall be increased, on a dollar-for-dollar basis, by the amount, if any, by which the agreed to (or deemed agreed) Estimated Deposit Date Net Working Capital exceeds the Established Net Working Capital; or (ii) the cash portion of the Purchase Price payable at Closing as provided in Section 2.02 shall be decreased, on a dollar-for-dollar basis, by the amount, if any, by which the agreed to (or deemed agreed) Estimated Deposit Date Net Working Capital is less than the Established Net Working Capital, subject to further adjustment as provided in Section 2.07 below.
     2.07 Post Closing Adjustment to Purchase Price. The Purchase Price shall be subject to adjustment after the Closing as follows:

          (a) BAC shall prepare and deliver the Proposed Deposit Date Balance Sheet to GSCNY no later than the end of the one hundred and twenty (120) day period beginning on the first day following the Closing Date.
          (b) The Proposed Deposit Date Balance Sheet and the Net Working Capital as stated therein shall be deemed to be final, binding and conclusive on the parties (at which time the Proposed Deposit Date Balance Sheet shall be deemed to constitute the Deposit Date Balance Sheet and the Net Working Capital reflected in the Proposed Deposit Date Balance Sheet shall be deemed to be the Deposit Date Net Working Capital) upon the earliest of: (i) the date that GSCNY delivers an Acceptance Notice to BAC; (ii) in the event that GSCNY does not deliver an Acceptance Notice or a Dispute Notice to BAC before the end of the sixty (60) day period beginning on the first day following the date on which the Proposed Deposit Date Balance Sheet is delivered by BAC to GSCNY (the “Objection Period”), the first day following the expiration of such Objection Period; and (iii) in the event that GSCNY delivers a Dispute Notice to BAC within the Objection Period, the date on which all disputes between GSCNY and BAC concerning the amount of the Net Working Capital have been resolved in writing, whether by agreement of BAC and GSCNY or by the Independent Accounting Firm as provided for by Section 2.06(c).
          (c) During the Objection Period, BAC shall provide GSCNY with reasonable access to all of the applicable documents, books and records used by BAC in preparing the Proposed Deposit Date Balance Sheet. GSCNY shall have the right to either accept or dispute the amounts reflected on the Proposed Deposit Date Balance Sheet, including the amount of the Net Working Capital as reflected therein, by delivering written notice (as applicable, an “Acceptance Notice” or a “Dispute Notice”) to BAC before the expiration of the Objection Period. The Dispute Notice shall identify with reasonable particularity each disputed item on the Proposed Deposit Date Balance Sheet, specify the amount of such dispute and set forth the general basis for each item in dispute. In the event of such a dispute, GSCNY and BAC shall attempt in good faith to reconcile their dispute, and any resolution by them as to any disputed items shall be final, binding and conclusive on GSCNY and BAC. If GSCNY and BAC are unable to reach a resolution of their differences within thirty (30) days following the date GSCNY delivers the Dispute Notice to BAC (or such longer period as they may agree in writing), then GSCNY and BAC shall promptly submit any remaining disputed items to any independent accounting firm of at least regional reputation mutually acceptable to GSCNY and BAC (the “Independent Accounting Firm”). If any remaining disputed items are submitted to the Independent Accounting Firm for resolution: (i) each party will furnish to the Independent Accounting Firm such workpapers and other documents and information relating to the remaining disputed items as the Independent Accounting Firm may reasonably request and are available to such party, and each party will be afforded the opportunity to present to the Independent Accounting Firm any material relating to the disputed items and to discuss (in the presence of the other party) the resolution of the disputed items with the Independent Accounting Firm; (ii) the Independent Accounting Firm will use its good faith efforts to resolve the disputed items within thirty (30) days of submission of the disputed items to the Independent Accounting Firm; (iii) the determination by the Independent Accounting Firm, as set forth in a written notice to GSCNY and BAC setting forth the reasons underlying such determination, shall be final, binding and conclusive on GSCNY and BAC; and (iv) the fees and disbursements of the Independent Accounting Firm shall be split equally between BAC on the one hand and Sellers on the other hand. If GSCNY delivers a Dispute Notice to BAC before the expiration of the Objection Period, the Net Working Capital as determined by written agreement of GSCNY and BAC, or as determined by the Independent Accounting Firm, shall be deemed to be the Deposit Date Net Working Capital and shall be conclusive and binding on the Sellers and BAC.
          (d) The provisions of this Section 2.07(d) shall apply only in the event that the Purchase Price is not adjusted at Closing in accordance with the provisions of Section 2.06 above. In the event that the Deposit Date Net Working Capital is less than the Established Net Working Capital or greater than the Established Net Working Capital, within ten (10) Business Days after the Proposed Deposit Date Balance Sheet is deemed to be final, binding and conclusive on the parties, a cash adjustment to the amount of the Purchase Price shall be made, on a dollar-for-dollar basis, as follows: (i) in the event that the Deposit Date Net Working Capital is less than the Established Net Working Capital, then the Sellers shall pay the Purchasers (allocated between BAC and the Trustee as they may so request) the amount by which the Established Net Working Capital exceeds the Deposit Date Net Working Capital, together with interest thereon as determined below in immediately available funds by wire transfer to an account or accounts specified by the Purchasers; and (ii) in the event that the Deposit Date Net Working Capital is greater than Established Net Working Capital, then the Purchasers shall pay to the Sellers the amount by which the Deposit Date Net Working Capital exceeds the Established Net Working Capital together with interest thereon as provided below in immediately available funds by wire transfer to an account or accounts specified by the Sellers.
          (e) The provisions of this Section 2.07(e) shall apply only in the event that the Purchase Price is adjusted at Closing in accordance with the provisions of Section 2.06 above. In the event that the Deposit Date Net Working Capital is less than or greater than the Adjusted Established Net Working Capital, within ten (10) Business Days after the Proposed Deposit Date Balance Sheet is deemed to be final, binding and conclusive on the parties, a cash adjustment to the amount of the Purchase Price shall be made, on a dollar-for-dollar basis, as follows: (i) in the event that the Deposit Date Net Working Capital is less than the Adjusted Established Net Working Capital, then the Sellers shall pay the Purchasers (allocated between BAC and the Trustee as they may so request) the amount by which the Adjusted Established Net Working Capital exceeds the Deposit Date Net Working Capital, together with interest thereon as determined below in immediately available funds by wire transfer to an account or accounts specified by the Purchasers; and (ii) in the event that the Deposit Date Net Working Capital is greater than the Adjusted Established Net Working Capital then the Purchasers shall pay to the Sellers the amount by which the Deposit Date Net Working Capital exceeds the Adjusted Net Working Capital together with interest thereon as provided below in immediately available funds by wire transfer to an account or accounts specified by the Sellers.
          (f) The amount payable by Sellers to the Purchasers or by the Purchasers to Sellers as determined by the provisions of Section 2.07(d) or (e) above, as applicable, shall bear interest from the Closing Date to the date that any such payment is made at an annual rate equal to five percent (5%).
     2.08 Purchase Price Allocation. Of the total Purchase Price, as adjusted from time to time, 78% of such amount shall be allocated to the SCM Shares and 22% of such amount shall be allocated to the Pacific Share. The forgoing allocations shall be used in reporting the Tax consequences of the transactions contemplated by this Agreement and neither the Sellers nor the Purchasers shall take any position (whether in connection with audits, Tax Returns or otherwise) that is inconsistent with such allocations, except as may otherwise be required pursuant to applicable Tax Law.
ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF THE SUBSIDIARIES AND THE SELLERS
     Each of the Sellers and the Subsidiaries hereby, jointly and severally, make the following representations and warranties, as of the date hereof, which representations and warranties shall be qualified and added to by the Schedules; provided that, the disclosure of an item in one section of the Schedules shall be deemed to modify both: (a) the representations and warranties contained in the Section of this Agreement to which it corresponds in number; and (b) any other representation and warranty of the Sellers and the Subsidiaries in this Agreement to the extent that it is or should be readily apparent from a reading of such disclosure item that it would also qualify or apply to such other representation and warranty:
     3.01 Organization, Authority and Qualification of the Sellers and the Subsidiaries. Each of the Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and each Subsidiary has, all necessary power and authority (i) to own, operate or lease all the properties and assets now owned, operated or leased by it and to carry on its respective business as it has been and is now being conducted and (ii) except for SCM Asia, which is not a party to this Agreement, to execute and deliver this Agreement and each of the other related documents and to perform its obligations hereunder. The Sellers have all requisite corporate power and authority to consummate the transactions contemplated hereby and thereby. Each Subsidiary is, duly licensed or qualified to do business and is in good standing in: (a) each jurisdiction in which the properties owned or leased by such Subsidiary are located; and (b) where the operation of its business makes such licensing or qualification necessary or desirable, except for those jurisdictions in which the failure of any Subsidiary to be so qualified would not have a Material Adverse Effect. Schedule 3.01 attached hereto contains a list of the jurisdictions of organization of the Sellers and the Subsidiaries and a list of all jurisdictions in which each of the Subsidiaries is duly licensed or qualified to do business.
     3.02 Subsidiaries. Other than: (a) Pacific’s ownership of all of the Ownership Interests of SCM Asia; and (b) SCM’s 20% membership interest in Cupron Advanced Materials, LLC, a Delaware limited liability company, none of the Subsidiaries own any capital stock or other equity interest in any Person. Except as provided in Schedule 3.02, the 20% membership interest in Cupron Advanced Materials, LLC is owned by SCM, free and clear of all Encumbrances.
     3.03 Capitalization; Officers and Directors.
          (a) The authorized capital stock of SCM consists of an aggregate of one hundred (100) shares of common stock, no par value per share. The SCM Shares constitute all of the issued and outstanding capital stock of SCM. The SCM Shares were duly authorized for issuance and are validly issued, fully paid and non-assessable.

          (b) The Pacific Share constitutes the only issued and outstanding share of Pacific. The Pacific Share was duly authorized for issuance and is validly issued.
          (c) The Ownership Interests constitute all of the ownership interests of SCM Asia. The Ownership Interests were duly authorized for issuance and are validly issued.
          (d) Except as required by applicable Law, there is no existing option, warrant, call, right, commitment or other agreement of any character to which any of the Sellers or the Subsidiaries is a party or which are binding on any of the Sellers or the Subsidiaries requiring, and there are no securities of any of the Sellers or the Subsidiaries outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of the Subsidiaries or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of the Subsidiaries. GSCNY is the record and beneficial owner of the SCM Shares, International is the record and beneficial owner of the Pacific Share and Pacific is the record and beneficial owner of the Ownership Interests of SCM Asia. Except as required by Law and the liens securing certain credit facilities described in the Second Amended and Restated Credit Agreement by and among Gibraltar and GSCNY, KeyBank National Association as Administrative Agent and Lead Arranger and the Lenders named therein dated as of August 31, 2007, which liens will be released at Closing, all of the Shares are owned by the Sellers free and clear of any and all Encumbrances and, at the Closing, the Purchasers will acquire good and valid title to the Shares, clear of all Encumbrances (other than as contemplated by Section 4.06). Other than this Agreement, and except as described in Schedule 3.05 none of the Shares or Ownership Interests are subject to any voting trust agreement or other contract, commitment, agreement or arrangement restricting or relating to the voting or dividend rights or disposition of the Shares or Ownership Interests.
          (e) Schedule 3.03(e) sets forth, a list and the identity of all of the officers and directors of each of the Subsidiaries.
     3.04 Due Authorization. The execution and delivery of this Agreement and the Ancillary Agreements by each of the Sellers and the Subsidiaries (other than SCM Asia), the performance by each of the Sellers and each of the Subsidiaries (other than SCM Asia), as applicable, of its respective obligations hereunder and thereunder, and the consummation by such Persons of the transactions contemplated hereby and, as applicable, thereby have been duly authorized by all requisite corporate action on the part of each such Person. This Agreement and each Ancillary Agreement have been duly executed and delivered by the Sellers and the Subsidiaries (other than SCM Asia) and (assuming due authorization, execution and delivery by the Purchasers and any other parties thereto other than the Sellers and such Subsidiaries), this Agreement and each such Ancillary Agreement constitutes a legal, valid and binding obligation of each of the Sellers and such Subsidiaries enforceable against each such party in accordance with its terms, subject to applicable Law, bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors rights and remedies generally and subject, as to enforceability, to rules of law governing specific performance, injunctive relief and to general principles of equity.

     3.05 No Conflict. Except as described in Schedule 3.05, assuming that all consents, approvals, authorizations and other actions described in Schedule 3.05 have been obtained and all filings and notifications listed in Schedule 3.05 have been made, the execution, delivery and performance of this Agreement and the Ancillary Agreements by each of the Sellers and the Subsidiaries, as applicable, does not and will not: (a) violate, conflict with or result in the breach of any provision of their respective organizational documents; (b) conflict with or violate any Law or Governmental Order applicable to the Sellers or the Subsidiaries, or any of their respective assets, properties or businesses; or (c) conflict in any material way with, result in any material breach of, constitute a material default (or event which with the giving of notice or lapse of time, or both, would become such a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any material Encumbrance on any of the assets of any of the Subsidiaries under the terms of any Material Contract. Except as set forth in Schedule 3.05, the Sellers have obtained all third party consents shown as being required in Schedule 3.05 (collectively, the “Requisite Consents”).
     3.06 Governmental Consents and Approvals. Except as otherwise described in Schedule 3.06, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Sellers and the Subsidiaries, as applicable, does not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority.
     3.07 Financial Information. Prior to the date hereof, Sellers have delivered to the Purchasers true and complete copies of (a) the June 30 Balance Sheet and the related statements of income for the six (6) month period then ended, and (b) true and complete copies of a balance sheet for the Business as of December 31, 2007, and the related statements of income for the twelve (12) month period then ended (together with the financial statements referred to in subdivision (a) of this Section, collectively referred to herein as the “Financial Statements”). The Financial Statements (x) were prepared in good faith from the books and records of the Business and, except as otherwise described in Schedule 3.07, in accordance with U.S. generally accepted accounting principles, (y) are accurate and present fairly the financial condition and results of operations of the Subsidiaries as of the dates thereof or for the periods covered thereby and (z) include and identify all adjustments that are necessary for a fair presentation of the financial condition of the Business and the results of the operations of the Business as of the dates thereof or for the periods covered.
     3.08 No Undisclosed Liabilities. Except as set forth in the Financial Statements, in the Schedules hereto generally and on Schedule 3.08 specifically, there are no material Liabilities of the Business other than Liabilities which have been incurred since June 30, 2008 in the ordinary course of business, consistent with past practices. This Section 3.08 shall not apply to undisclosed Liabilities with respect to those matters set forth in Section 3.18 (Taxes) or Section 3.19 (Environmental Matters).
     3.09 Governmental Authorizations and Regulations. Set forth on Schedule 3.09 is a true and complete list of all material Permits held by a Subsidiary or relating to or necessary for the operation of the Business as currently conducted. Except as set forth on Schedule 3.09, (i) the Subsidiaries have obtained, and are in compliance in all material respects with, all such

Permits, (ii) all such Permits are in full force and effect, (iii) the Sellers and the Subsidiaries have not received any written notice from any Governmental Authority that any such Permits will be or are threatened to be modified, suspended or revoked, and, to the knowledge of the Sellers, there is no reason to believe, that any such Permits will be modified, suspended or revoked, or that any such Permits have not been timely renewed or reapplied for by a Subsidiary, or cannot be renewed, transferred or otherwise obtained by the Purchasers in the ordinary course of business. The Permits held by the Subsidiaries and listed on Schedule 3.09 are all the Permits necessary to the conduct of the Business as presently conducted.
     3.10 Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions. Since June 30, 2008, except as disclosed in Schedule 3.10, each of the Subsidiaries has conducted its respective business in the ordinary course and consistent with past practices. As amplification and not limitation of the foregoing, except as disclosed in Schedule 3.10, since June 30, 2008, none of the Subsidiaries have: (a) made any change in tax or accounting methods, principles or practices or any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or Tax purposes or made or changed any material Tax election, or settled any tax controversy matter or matters; (b) made any material changes in the customary methods of operating its business including, without limitation, practices and policies relating to marketing, selling and pricing; (c) amended, terminated, cancelled or compromised any material claims; (d) entered into any material agreement, arrangement or transaction with any of its directors, officers, employees or shareholders other than those contemplated by this Agreement or for compensation in the ordinary course of business consistent with past practices; (e) granted any general increase in the compensation payable or to become payable to its officers, employees or consultants (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment), of any Subsidiary or any special increase in the compensation payable or to become payable to any such officer, employee or consultant, or made any bonus payments to any such officer, employee or consultant, except for normal, bargained, merit or cost of living payments or increases made in the ordinary course of business; (f) made capital expenditures or commitments on behalf of or relating to its business in excess of $500,000 in the aggregate or failed to make any capital expenditures in accordance with existing commitments or budgeted amounts; (g) sold, transferred or disposed of, or agreed to sell, transfer or dispose of, any material assets of the Business other than in the ordinary course of business, consistent with past practice; (h) acquired any material assets of the Business except in the ordinary course of business, nor acquired or merged with any other business; (i) incurred or created any material Encumbrances on any of the assets of the Business; (j) experienced any destruction, damage or other loss (whether or not covered by insurance) of any material asset or material property of the Business; (k) incurred any material Liability outside the ordinary course of business; (l) initiated any litigation other than as required to protect and preserve the Business and its assets where the failure to initiate such litigation would result in expiration of statutes of limitations or waivers of contractual rights; (m) agreed, whether in writing or otherwise, to take any action described in this Section 3.10; (n) taken any action or agreed to take any action provided for in Section 5.01(b) below; or (o) suffered any Material Adverse Effect.
     3.11 Litigation. Except as set forth on Schedule 3.11, there is no Action pending or, to the knowledge of the Sellers, overtly threatened against the Sellers or the Subsidiaries, or the Business or its properties or assets, before any court, or before any Governmental Authority. Furthermore, there is no Action pending or threatened before any court, arbitrator, or governmental, regulatory, or administrative official, body, or authority against the Sellers or the Subsidiaries, or, to the knowledge of the Sellers, against any other Person, that is reasonably likely to prevent or materially delay the consummation of the transactions contemplated by this Agreement.
     3.12 Compliance with Laws.
          (a) Except as described on Schedule 3.12(a), each of the Subsidiaries has, in all material respects, conducted and continues to conduct, in all material respects, its business in accordance with all Laws and Governmental Orders applicable to it and no Subsidiary is in material violation of any such Law or Governmental Order, or any judicial or administrative interpretation thereof.
          (b) No Subsidiary has, and to the knowledge of the Sellers, no agent of the Business has, directly or indirectly, agreed to give, or has given, offered, authorized, promised, made or agreed to make, any gifts of money or similar benefit (other than incidental gifts of articles of nominal value) to any actual or potential customer, supplier, governmental employee or any Person in a position to assist or hinder such Person in connection with any actual or proposed transaction other than payments required or permitted by Law of the applicable jurisdiction and in compliance with the U.S. Foreign Corrupt Practices Act.
          (c) This Section 3.12 shall not apply to those specific matters set forth in Section 3.18 (Taxes) or Section 3.19 (Environmental Matters).
     3.13 Material Contracts. Schedule 3.13 sets forth all of the following Contracts to which any of the Subsidiaries is a party or by which the property or assets of any of the Subsidiaries is bound (collectively, the “Material Contracts”): (a) Contracts with the Sellers, any Affiliate or any current or former officer or director of the Sellers or any of the Subsidiaries; (b) Contracts pursuant to which any party is required to purchase or sell a stated portion of its requirements or output from or to another party; (c) Contracts for the sale of any assets of a Subsidiary other than sales of inventory in the ordinary course of business; (d) Contracts containing covenants of a Subsidiary not to compete in any line of business or with any other Person in any geographical area; (e) Contracts relating to the borrowing of money, including indebtedness under capital leases; (f) any other Contracts that: (i) involve, individually, the expenditure by a Subsidiary of more than $250,000 annually, (ii) are not cancelable upon 30 or fewer days notice without any liability or (iii) require performance by any party more than one year from the date hereof; (g) Contracts that provide for the receipt of payment by a Subsidiary of $250,000 or more annually; (h) Contracts requiring a Subsidiary to pay, perform, discharge or otherwise guarantee any debt or obligation of any Person; (i) Contracts relating to ownership of equity interests in any Person, other than an Affiliate, by any of the Sellers or the Subsidiaries; (j) Contracts containing any provisions that are contingent upon the occurrence of or prohibit any change in ownership of a Subsidiary; and (k) Contracts (other than those disclosed pursuant to clauses (a) through (j) above) that (i) are material to the Business, (ii) were entered into other than in the ordinary course of business or (iii) are to be performed other than in the ordinary course of business. Except as set forth on Schedule 3.13, all of the Material Contracts to which any of the Subsidiaries is a party: (i) are the legal, valid and binding obligation of such Subsidiary, enforceable against such Subsidiary in accordance with their respective terms, subject to applicable Law, bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to rules of law governing specific performance, to injunctive relief, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and (ii) are in full force and effect. Unless otherwise stated in Schedule 3.13, none of the Subsidiaries is in default in any material respect under any Material Contract and, to the knowledge of the Sellers, no other party is in default under the terms of any Material Contract. Prior to the date hereof, true, correct and complete copies of all Material Contracts have been provided to the Purchasers.
     3.14 Intellectual Property.
          (a) Except as set forth on Schedule 3.14(b)(a), each Subsidiary owns or has rights to use all the Intellectual Property which is used or owned by such Subsidiary in its respective business, free and clear of any Encumbrance (other than any license or other agreement under which such Subsidiary obtains its rights from third parties). Schedule 3.14(a) sets forth a list of all material Intellectual Property (other than know-how and trade secrets) owned, used, held for use or licensed by any of the Subsidiaries, and any licenses or other agreements relating thereto, and, for Intellectual Property owned by any of the Subsidiaries, indicates whether and where any such Intellectual Property has been registered or filed with the United States Patent and Trademark Office, the United States Copyright Office or the corresponding office of any other jurisdictions. To the knowledge of the Sellers, neither the Intellectual Property nor the conduct of Business materially conflicts with or infringes upon, and to the knowledge of the Sellers no one has asserted to any of the Subsidiaries or the Sellers in writing that the Intellectual Property or the conduct of the Business materially conflicts with or infringes upon, any intellectual property owned by any third party. Except as disclosed in Schedule 3.14(a), none of the Subsidiaries has granted any outstanding licenses or other rights, or obligated itself to grant licenses or other rights in or to any of the Intellectual Property.
          (b) Except as set forth on Schedule 3.14(b), at the Closing, the Subsidiaries will own valid title to, or hold a valid license to use, the Intellectual Property set forth in Schedule 3.14(a), free and clear of all Encumbrances other than Permitted Liens. Such Intellectual Property constitutes all of the proprietary rights necessary for the lawful and efficient operation of the Business as currently conducted. The Sellers and the Subsidiaries have taken commercially reasonable steps to protect the proprietary Intellectual Property of the Subsidiaries, including without limitation paying all filing and maintenance fees and filing all required documents to maintain in effect all patents and registered trademarks included in such Intellectual Property.
          (c) No Seller or Subsidiary is in default under and, to the knowledge of the Sellers, no third party is in default under, any license, sublicense or agreement by which a Seller or a Subsidiary holds or has given to others the right to use any Intellectual Property related to or necessary for the conduct of the Business.
     3.15 Owned Real Property.
          (a) Schedule 3.15(a) lists the street address of each parcel of real property owned by SCM, together with a general description of the use of each such facility (collectively,

the “Owned Real Property”). Except for the Owned Real Property and as otherwise set forth on Schedule 3.15(a), neither Pacific nor SCM Asia owns any real property or improvements thereon, and no other real property is used in the conduct of the Business by the Subsidiaries. The use by SCM Asia of any real property in connection with the operations of its business complies in all material respects with the provisions of applicable Law relating to the use of real property in the People’s Republic of China.
          (b) SCM has good and valid title to the Owned Real Property, free and clear of all Encumbrances other than Permitted Liens or as disclosed in Schedule 3.15(b).
          (c) There are no parties other than SCM in possession of any parcel of Owned Real Property or any portion thereof, and there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any of the Owned Real Property or any portion thereof. There are no outstanding options or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein.
          (d) The Owned Real Property used by SCM is supplied with utilities adequate for the use and operation of SCM’s business in the manner currently conducted, including, without limitation, gas, electricity, water, telephone, sanitary sewer and stormwater management.
          (e) To the knowledge of the Sellers, there are no proceedings in eminent domain or other proceedings pending or threatened, affecting any portion of the Owned Real Property or any means of ingress or egress thereto.
          (f) The Owned Real Property and the present uses and operations thereof comply in all material respects with, and neither SCM nor the Sellers have received written notice from any Governmental Authority that a portion of the Owned Real Property, or any building or improvement located thereon, currently violates in any material respect, any Law, (other than any Environmental Laws, as to which the representations and warranties of the Sellers and the Subsidiaries are solely contained in Section 3.19), including those Laws relating to zoning, building, land use, health and safety, fire, air, sanitation and noise control and all deed and other title covenants and restrictions. The Subsidiaries have maintained the buildings, structures and other improvements located at each Owned Real Property in the ordinary course and have not deferred the maintenance of any such assets.
     3.16 Leased Real Property. Except as set forth on Schedule 3.16, none of the Subsidiaries lease, license or otherwise occupy any real property or improvements thereon other than the Owned Real Property. The use of any real property used by SCM Asia in connection with the operations of its business complies in all material respects with the provisions of applicable Law relating to the use of real property in the People’s Republic of China. Without limiting the generality of the foregoing, SCM Asia has obtained the land use rights to the real property used by SCM Asia in accordance with all applicable Laws of the Peoples Republic of China and has paid the land use premium with respect thereto in full. There are no parties other than SCM Asia in possession of any parcel of real property used by SCM Asia or any portion thereof, and there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of such real property or any portion thereof. Such real property is supplied with utilities adequate for the use and operation of SCM Asia’s business in the manner currently conducted, including, without limitation, gas, electricity, water, telephone, sanitary sewer and stormwater management. To the knowledge of the Sellers, there are no proceedings in eminent domain or other proceedings pending or threatened, affecting any portion of such real property or any means of ingress or egress thereto. The Subsidiaries have maintained the buildings, structures and other improvements located at such real property in the ordinary course and have not deferred the maintenance of any such assets.
     3.17 Customers and Suppliers. Schedule 3.17 sets forth a list of: (a) the names of the top ten (10) customers of each of SCM and SCM Asia by revenue during the preceding two (2) years and the percentage of revenue represented by each such customer during the preceding two (2) years; and (b) the top five (5) suppliers of each of SCM and SCM Asia by payments during the preceding two (2) years and the percentage of payments represented by each such supplier during the preceding two (2) years. There are no outstanding material disputes with any customer or supplier of the Business, and no material customer or supplier has notified a Seller or a Subsidiary in writing that it will not do business or that it will materially reduce its business with SCM or SCM Asia, or that it will require any modification of the terms of its agreements with the Business or a Subsidiary and, to the knowledge of the Sellers, no material customer or supplier has notified a Seller or Subsidiary that it intends to materially reduce its business or requires any modification in terms of its agreements with the Business or a Subsidiary.
     3.18 Taxes.
          (a) Except as set forth on Schedule 3.18: (i) All Tax Returns required to be filed with respect to the Business or any Subsidiary have been timely filed; (ii) all Taxes shown on such Tax Returns or otherwise due or payable have been timely paid except as expressly and correctly reserved on the June 30 Balance Sheet for current taxes payable; (iii) neither the Internal Revenue Service nor any other Tax Authority is currently claiming or asserting in writing, or, to the knowledge of the Sellers, orally, against any of the Subsidiaries, any adjustment, deficiency or claim for payment of additional Taxes, nor, to the knowledge of the Sellers, is there any basis for any such claim or assertion; (iv) there are no Tax examinations, audits, proceedings, deficiencies, refund litigation or proposed adjustments, and to the knowledge of the Sellers, no such matters threatened, by which any Tax Return of the Business or any Subsidiary is currently being or has in the past three (3) years examined by any Tax Authority; (v) there are no pending or, to the knowledge of the Sellers, threatened Actions or proceedings for the assessment or collection of Taxes against any of the Subsidiaries; (vi) there are no Tax liens on any assets of a Subsidiary or the Business; (vii) there is no contract, agreement, plan or arrangement covering any employee or former employee of SCM that would result, separately or in the aggregate, in the payment of any amount that would by reason of the transactions contemplated hereby (A) not be deductible under Section 162(a)(1) or 404 of the Code or (B) constitute an “excess parachute payment” within the meaning of Section 280G of the Code; (viii) none of the Subsidiaries has, at any time, been a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax potentially applicable as a result of such membership or holding has not expired; (ix) all Taxes required to be withheld, collected or deposited by the Business or a Subsidiary have been timely withheld, collected or deposited and, to the extent required, have been timely paid to the relevant Tax Authority, and without limiting the foregoing, each of the Subsidiaries has (A) properly withheld all income, social security and similar Taxes and paid all payroll Taxes to the proper Tax Authority with respect to all persons properly characterized as employees of the Business for Tax purposes, (B) properly obtained all certifications, and made all applicable filings, relating to exemptions from Taxes required by Law to be obtained or made in connection with the Business, and (C) collected any and all sales, use, transfer and similar Taxes required or permitted to be collected in connection with the Business, or has on hand documented evidence of the applicable purchaser’s exemption from the payment of same; (x) SCM is a United States Person as defined in Section 7701(a)(30) of the Code; (xi) the Sellers have delivered to the Purchasers true and complete copies of all Federal, State and local income Tax Returns of SCM and all applicable foreign Tax Returns for each of Pacific and SCM Asia for all open taxable years; (xii) no claim has been made since January 1, 2003 by a Tax Authority in a jurisdiction in which Tax Returns are not filed by a Subsidiary, that such Subsidiary is subject to taxation by that jurisdiction; (xiii) none of the Subsidiaries has at any time been treated (including under any double taxation arrangement) as resident for any tax purpose, or as subject to tax by virtue of having a permanent establishment or other place of business, in any jurisdiction other than the jurisdiction of its incorporation; (xiv) none of the Subsidiaries constitutes a permanent establishment of any other Person, business or enterprise for any tax purpose; and (xv) SCM does not have any “deferred gains” with respect to any “intercompany transactions” within the meaning of Treas. Reg. § 1.1502-13.
          (b) Schedule 3.18(b) contains a list and description of: (i) any outstanding waivers or agreements entered into or obtained at any time extending the applicable statute of limitations with respect to the assessment of any Tax or the audit of any Tax Return due from the Business or a Subsidiary; (ii) any power of attorney that is currently in force and has been granted with respect to any matter relating to Taxes that could affect the Business or a Subsidiary; (iii) any deficiencies proposed or agreed to (plus interest and any penalties) as a result of any ongoing audit of any Tax Return of the Business or a Subsidiary and the extent to which such deficiencies have been paid, reserved against, settled, or are being contested in good faith by appropriate proceedings; (iv) any outstanding Tax sharing, Tax allocation or Tax indemnity agreement or similar contract or arrangement to which any Subsidiary is a party or by which any Subsidiary is bound; and (v) any Tax “holiday” or similar Tax incentive program available to any of the Subsidiaries.
          (c) No Subsidiary has any liability for the Taxes of any other Person (other than another Subsidiary) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, applicable Law or otherwise. No Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897 of the Code.
          (d) No Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement, or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

          (e) None of the assets of SCM (i) are property that is required to be treated as being owned by any other Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code, (ii) directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code or (iii) are “tax-exempt use property” within the meaning of Section 168(h) of the Code.
          (f) No Subsidiary has been or will be required to include any material adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax Law as a result of transactions, events or accounting methods employed prior to the Deposit Date.
          (g) SCM has (i) not been a “reporting corporation” subject to the information reporting and record maintenance requirements of Section 6038A of the Code and the regulations promulgated thereunder; (ii) disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code; and (iii) not engaged in a transaction that the Internal Revenue Service has identified by regulation or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).
          (h) No Subsidiary has any net operating loss, net capital loss, or any credits, for federal (and each state) income tax purposes and under any comparable provisions of foreign law. Except as may result from the consummation of the transactions contemplated hereby, no federal Section 382 limitation (or state or local equivalent) exists with respect to the net operating loss carryforwards, if any, of SCM.
     3.19 Environmental Matters.
          (a) Except as set forth on Schedule 3.19(a), no Release in violation of any Environmental Law has occurred on any Owned Real Property or other real property occupied by the Business or a Subsidiary (collectively, the “Business Real Property”) during the period of the Business’ or a Subsidiaries’ ownership, occupancy, or operation thereof in a manner or quantity which triggered a reporting obligation under any Environmental Law or constituted a reportable event under an existing Environmental Law or Environmental Permit, or in a manner which would require remediation under any Environmental Law, nor, to the knowledge of the Sellers has there been any such Release prior to the ownership, occupancy or operation by the Business or a Subsidiary of any Business Real Property.
          (b) The operations of the Business presently comply and, except as set forth on Schedule 3.19(b), to the knowledge of the Sellers have at all times complied in all material respects, with applicable Environmental Laws, and the Subsidiaries have no material liabilities under any Environmental Laws. Except as set forth in Schedule 3.19(b), there is no condition in or under any Business Real Property that would require remediation under applicable Environmental Laws. Neither a Seller nor any Subsidiary has received any written communication in the last three (3) years (or that is still pending, regardless of when received) from or on behalf of any Governmental Authority or other third party: (i) of any material noncompliance of any Business Real Property with Environmental Laws or of any condition thereon that would require remediation under applicable Environmental Laws or (ii) that any

Business Real Property or any property to which SCM has directly or indirectly transported or arranged for the transportation of any Hazardous Material is currently on any federal or state “Superfund” list.
          (c) Except as set forth on Schedule 3.19(c), no administrative order, consent order, settlement agreement, suit or material citation to which a Subsidiary is a party with respect to any Environmental Law, Hazardous Materials or Releases has been received by the Sellers or a Subsidiary with respect to or in connection with the operation of any Business Real Property or any off-site location to which Hazardous Materials used or generated by the Business have been transported or disposed of or have come to be located.
          (d) Except as set forth on Schedule 3.19(d), all Hazardous Materials used, generated or disposed of by the Subsidiaries have been disposed of in compliance in all material respects with all applicable Environmental Laws.
          (e) Schedule 3.19(e) contains a list of any operations or locations of the Subsidiaries that are implementing any remedial requirements under the federal Resource Conservation and Recovery Act, as amended, or under any comparable Law.
          (f) The Sellers have disclosed or made available for inspection all material environmental audits, investigations, assessments and studies by third parties relating to the environmental condition of the Business Real Property, contamination of the Business Real Property by Hazardous Material, or the compliance of the Business with, or potential liability under, any Environmental Laws which are in the Sellers’ or the Subsidiaries’ possession or control.
     3.20 Employee Benefits Plans.
          (a) Schedule 3.20(a) sets forth a list of all employee benefit plans (within the meaning of Section 3(3) of ERISA) and all other material employee benefit, pension, profit-sharing, bonus, stock option, stock purchase, share appreciation right, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, “stay” or other benefit plans, programs or arrangements, written or oral, in which any officer, consultant or employee, whether active or terminated, of the Subsidiaries participated, with respect to which a Subsidiary has any Liability or which are maintained, contributed to or sponsored by a Subsidiary or any of its Affiliates for the benefit of any current employee or officer of a Subsidiary or any former employee of a Subsidiary (hereinafter the “Employee Plans”). Except as disclosed in Schedule 3.20(a), each Employee Plan is in writing and, prior to the date hereof, Sellers have made available to the Purchasers a true and complete copy of each Employee Plan and, with respect to each such Plan, true, correct and complete copies of (i) any associated trust, custodial, insurance or service agreements, and any written policies or procedures used in Plan administration, (ii) any annual report, actuarial report, or disclosure materials (including specifically any summary plan descriptions) submitted to any governmental agency or distributed to participants or beneficiaries thereunder in the current or any of the three (3) preceding calendar years and (iii) the most recently received IRS determination letters and any governmental advisory opinions, rulings, compliance statements, closing agreements, or similar materials specific to such Plan. Except as set forth in Schedule 3.20(a), a Subsidiary has not contributed to or been obligated to contribute to any “multiemployer plan” within the meaning of Section 3(37) of ERISA. Except as otherwise disclosed in Schedule 3.20(a), a Subsidiary has made no express or implied commitment to modify, change or terminate any Employee Plan other than a modification, change or termination required by Law.
          (b) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that it is so qualified, and each related trust which is intended to be exempt from federal income Tax pursuant to Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter that has or would be reasonably likely to adversely affect such qualification or exemption, as the case may be, or requires or would be reasonably likely to require action under the compliance resolution programs of the Internal Revenue Service to preserve such qualification.
          (c) With respect to each Employee Plan, a Subsidiary is not currently liable for any material Tax arising under Section 4971, 4972, 4975, 4979, 4980 or 4980B of the Code, and no fact or event exists which would give rise to any such liability. No Subsidiary has incurred any liability under or arising out of ERISA (other than any liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), and no fact or event exists that would result in such a liability. None of the assets of a Subsidiary are the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code and no Subsidiary has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code with respect to any Employee Plan, and no fact or event exists which would give rise to any such lien or requirement to post any such security. Except as set forth on Schedule 3.20(c), timely payment has been made of all amounts required of the Subsidiaries under the terms of each such Employee Plan or applicable Law (determined without regard to any waiver of legally applicable funding requirements), and no accrued liability under the terms of such Employee Plans or applicable Law exist with respect to a Subsidiary. There exists no event or condition that has or will subject any Subsidiary to any liability under the terms of any Employee Plans, ERISA, the Code, or any other applicable Law, other than contributions, benefits or liabilities contemplated by such Employee Plans.
          (d) Each Employee Plan is now and has been operated in all material respects in accordance with the terms of such Employee Plan and the requirements prescribed (whether as a matter of substantive law or as necessary to secure favorable tax treatment) by all applicable Laws, including, without limitation, ERISA and the Code. Except as set forth on Schedule 3.20(d), the Financial Statements reflect accruals of all material amounts of employer contributions and premiums accrued by the Subsidiaries in respect of employees employed or Persons formerly employed by a Subsidiary but unpaid with respect to the Employee Plans as of the date of such statements.
          (e) Without limiting the foregoing, (i) there is no pending or threatened legal action, proceeding or investigation, other than routine claims for benefits, concerning any Employee Plan or to the knowledge of the Sellers any fiduciary or service provider thereof and, to the knowledge of the Sellers, there is no basis for any such legal action, proceeding or investigation; there is no Liability to the Pension Benefit Guaranty Corporation (“PBGC”) that has been incurred by the Subsidiaries or any Affiliate thereof (other than insurance premiums satisfied in due course); and (ii) the Company has no liability, including under any Employee Plan, arising out of the treatment of any service provider as a consultant or independent contractor and not as an employee.
          (f) The execution of this Agreement and the consummation of the transactions contemplated herein will not, by itself or in combination with any other event (regardless of whether that other event has or will occur), (i) entitle any current or former employee or officer of any Subsidiary to severance pay, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, through a grantor trust or otherwise, or increase the amount of, compensation or benefits due any such employee or officer or trigger any other material obligation pursuant to, any Employee Plan, or (iii) result in any breach or violation of, or a default under, any Employee Plan.
          (g) Without limiting the other provisions of this Section 3.20, each Employee Plan subject to the laws of any jurisdiction outside of the United States (i) if intended to qualify for special tax treatment, meets all requirements for such treatment; (ii) is fully funded and has been fully accrued for on the Financial Statements; and (iii) if required to be registered, has been registered with the appropriate authorities and has been maintained in good standing with the appropriate regulatory authorities and no fact or circumstance exists that could adversely affect the tax-exempt status (where applicable) of any such Employee Plan.
          (h) Each plan, program, arrangement or agreement which constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is identified as such on Schedule 3.20(h).
          (i) For purposes of this Section 3.20, “Affiliate” includes any entity which under Section 414 of the Code is treated as a single employer with a Subsidiary.
     3.21 Labor Matters.
          (a) Schedule 3.21(a) contains a list, as of the date hereof, of (i) the names, positions, locations, dates of hire and compensation and employer of all employees providing services to the Business, (ii) which of such employees are currently classified as “exempt” for wage and hour purposes and which of such employees are currently classified as “non-exempt” for wage and hour purposes and (iii) the names and current compensation levels of all consultants or independent contractors who provide services to the Business. To the knowledge of the Sellers, no executive, key employee or significant group of employees plans to terminate employment with the Business.
          (b) Except as set forth on Schedule 3.21(b), no Subsidiary is a party to any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any employees. To the knowledge of the Sellers, except as set forth in Schedule 3.21(b), there is no union organization activity involving any of the employees of the Business, pending or threatened. The Subsidiaries and the conduct of the Business is in material compliance with all Laws relating to the employment of labor, including all such Laws relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, classifications, benefits and collective bargaining, the payment of social security and similar Taxes and occupational safety and health, the WARN Act and any similar state or local “mass layoff” or “plant closing” Law. There has been no “mass layoff” or “plant closing” (as defined by the WARN Act) with respect to the Business within the six months prior to date of this Agreement. Except as set forth on Schedule 3.21(b), the Business has not, during the last three (3) years, experienced any material labor disputes or any material work stoppages due to labor disagreements. There is no material unfair labor practice charge or complaint pending, or, to the knowledge of the Sellers, overtly threatened against the Subsidiaries or the Business and there are no administrative charges or court complaints relating to alleged employment discrimination or other employment related matters pending, or, to the knowledge of the Sellers, threatened before the U.S. Equal Employment Opportunity Commission or any other Governmental Authority. Schedule 3.21(b) contains a list and description of all outstanding workers compensation claims currently pending against the Subsidiaries or with respect to the Business.
     3.22 Insurance. Each Subsidiary maintains insurance coverage in amounts sufficient to operate and protect their respective assets and to conduct their respective businesses as intended and consistent with past practices. Schedule 3.22 contains a list of all policies of insurance, including property, casualty, fire, liability, workers’ compensation and all other types of insurance, currently held by each of the Subsidiaries. All such policies are in full force and effect and all premiums due thereon have been paid and no Subsidiary has agreed to modify or cancel any such insurance policies or received notice of any actual or threatened modification of cancellation of any such insurance policies.
     3.23 Tangible Personal Property.
          (a) Schedule 3.23 contains a list of each Lease requiring annual payments from the Subsidiaries of $100,000 or more (collectively the “Personal Property Leases”).
          (b) Prior to the date hereof, a copy of each of the Personal Property Leases listed on Schedule 3.23 has been delivered to the Purchasers. Each of the Subsidiaries has a valid leasehold interest under each of the Personal Property Leases under which it is a lessee, subject to applicable Law, bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). There is no material default under any Personal Property Leases by any of the Subsidiaries or, to the knowledge of the Sellers, by any other parties thereto.
          (c) Except as set forth on Schedule 3.23, each of the Subsidiaries has good and valid title to all of the items of tangible personal property reflected in the June 30 Balance Sheet (except as sold or disposed of subsequent to the date thereof in the ordinary course of business consistent with past practice), free and clear of any and all Encumbrances other than Permitted Liens. The Subsidiaries have maintained all such tangible personal property in the ordinary course and have not deferred the maintenance of any such assets.
     3.24 Product Warranties. The standard product or service warranties, indemnifications and guarantees which the Subsidiaries or the Business extends to customers in the ordinary course of business, copies of which have been delivered to the Purchasers, are identified and described in Schedule 3.24. No warranties, indemnifications or guarantees are now in effect or outstanding with respect to the products or services manufactured, produced or performed by the Subsidiaries or the Business, except for the warranties, indemnifications and guarantees identified and described in Schedule 3.24. Except for product returns, the scope and magnitude of which are consistent with the product returns experienced by the Subsidiaries prior to the date hereof, the products sold by the Subsidiaries and the Business prior to the date hereof do not have any defects or failure rates that have given rise to material warranty, product liability or related claims.
     3.25 No Brokers. Other than as disclosed in Schedule 3.25, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sellers and the Subsidiaries or their respective Affiliates.
     3.26 Corporate Books and Records. The books of account, stock or ownership transfer records and other records of SCM are and, to the knowledge of the Sellers, the books of account, stock or ownership transfer records and other records of each of Pacific and SCM Asia are complete and correct in all material respects and have been maintained in accordance with sound business practices.
     3.27 Related-Party Transactions. Except as set forth on Schedule 3.27, no officer, director or stockholder of any of the Subsidiaries or any member of his or her immediate family is currently indebted to any of the Subsidiaries, nor is any of the Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of such individuals. Except as set forth on Schedule 3.27 hereto, none of such Persons has any direct or indirect ownership interest in any firm or corporation with which any of the Subsidiaries is affiliated or with which any of the Subsidiaries has a business relationship, or any firm or corporation that competes with any of the Subsidiaries except that officers or directors of any of the Subsidiaries and members of their immediate families may own stock in an amount not to exceed 5% of the outstanding capital stock of publicly traded companies that may compete with the Subsidiaries following the consummation of the transactions contemplated hereby. Except as set forth on Schedule 3.27 hereto, no director, officer or stockholder of any of the Subsidiaries and no member of the immediate family of any such Person is directly or indirectly interested in any Material Contract.
     3.28 Bank Accounts; Lockboxes. Schedule 3.28 contains a true, correct and complete list of each bank account maintained by the Subsidiaries together with a true, correct and complete list of each bank or other financial institution at which any lock box for the collection of accounts receivable of the Subsidiaries is maintained. Prior to the Closing, the Sellers will deliver to the Purchasers a list of all Persons authorized to withdraw any funds contained in such accounts or lockboxes.
     3.29 Bonds and Letters of Credit. Schedule 3.29 contains a true, correct and complete list of all bonds and letters of credit or other credit arrangements, including surety and performance bonds and similar documents, agreements or arrangements, (i) issued or entered into by or on behalf of, or in support of any liability or obligation of, the Business or any Subsidiary, or (ii) that would be required to be issued under any proposals, bids or other commitments outstanding as of the date hereof, in each case indicating the contract or agreement or situation requiring the provision thereof, together with the issuer, amount, principal terms and conditions, beneficiaries and expiration date thereof (or, in the case of pending proposals, bids or other commitments outstanding as of the date hereof, the anticipated amount, principal terms and conditions, beneficiaries and term thereof).
     3.30 Obligations and Rights under Prior Acquisition Agreements. Schedule 3.30 sets forth each of the agreements by which a Seller or a Subsidiary or any of their Affiliates has acquired or divested any material portion of the Business (a) in the past five (5) years or (b) with respect to which any liabilities, obligations or rights remain outstanding. True and complete copies of all such agreements have been made available to the Purchasers, and except as set forth in Schedule 3.30, there are no pending claims for indemnification or other payments under any such agreements.
ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS
     The Purchasers hereby make the following representations and warranties as of the date hereof:
     4.01 Organization and Authority and the Purchaser. BAC is duly organized, validly existing and in good standing under the laws of the Delaware and has all necessary power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The Trustee has all necessary power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements (to the extent the Purchasers are parties thereto), the performance by the Purchasers of their respective obligations hereunder and thereunder and the consummation by the Purchasers of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Purchasers. This Agreement and the Ancillary Agreements (to the extent the Purchasers are parties thereto) have been duly executed and delivered by the Purchasers, and (assuming due authorization, execution and delivery by the Sellers and the Subsidiaries, as applicable) constitute legal, valid and binding obligations of the Purchasers enforceable against the Purchasers in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors rights and remedies generally and subject, as to enforceability, to rules of law governing specific performance, injunctive relief and general principles of equity laws and general equitable principles.
     4.02 No Conflict. The execution, delivery and performance of this Agreement and the Ancillary Agreements (to the extent the Purchasers are parties thereto) by the Purchasers does not and will not: (a) violate, conflict with or result in the breach of any provision of the Certificate of Incorporation, By-laws or other similar organizational documents of the Purchasers; (b) conflict with or violate any Law or Governmental Order applicable to the Purchasers or any of its properties or assets; or (c) materially conflict with, result in any material breach of, constitute a material default (or event which with the giving of notice or lapse of time, or both, would become such a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any material Encumbrance on any of the assets or properties of the Purchasers pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which either Purchaser is a party or by which any of its assets or properties are bound or affected.
     4.03 Governmental Consents and Approvals. Except as described in Schedule 3.05, the execution, delivery and performance of this Agreement and the Ancillary Agreements (to the extent the Purchasers are parties thereto) by the Purchasers does not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority.
     4.04 No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Sellers in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchasers.
     4.05 Litigation. There is no Action pending or, to the knowledge of the Purchasers, threatened against the Purchasers or its Affiliates, which, if adversely determined, is reasonably likely to prohibit or restrain the ability of the Purchasers to enter into this Agreement or consummate the transactions contemplated hereby.
     4.06 Investment Intention. The Purchasers are acquiring the Shares for their own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act). The Purchasers understand that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.
ARTICLE 5.
COVENANTS AND ADDITIONAL AGREEMENTS
     5.01 Conduct of Business Prior to the Closing.
          (a) Each of Subsidiaries covenants and agrees that, except as set forth in Schedule 5.01(a) at all times from and after the date hereof through and to the Closing Date it will: (i) operate its respective business in the ordinary course and consistent with past practices; and (ii) use commercially reasonable efforts to: (A) preserve its present business operations, organization and goodwill; and (B) preserve the present relationships which it has with its vendors, customers and other Persons having business relationships with it.
          (b) Each of the Sellers and the Subsidiaries covenants and agrees that, except as set forth in Schedule 5.01(b) at all times from and after the date hereof, through and to the Closing Date, it shall not take any action or fail to take any action which would cause any representation or warranty contained in Article 3 to be untrue in any material respect or result in any breach of any covenant. Without limiting the foregoing, except to the extent required by Law, without the prior written consent of BAC, the Sellers and the Subsidiaries shall not:

               (i) declare, set aside, make or pay any dividend or other distribution in respect of the capital stock, shares or Ownership Interests, as applicable, of the Subsidiaries or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock, shares, Ownership Interests or other securities of, or other ownership interests in, the Subsidiaries, including any dividends to Gibraltar or International of any amounts, whether as a dividend or as payment of any intercompany accounts payable;
               (ii) transfer, issue, sell or dispose of any shares of capital stock, shares, Ownership Interests or other securities of the Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock, shares, Ownership Interests or other securities of the Subsidiaries;
               (iii) acquire any property, plant, facility, furniture or equipment in excess of Five Hundred Thousand U.S. Dollars (U.S.$500,000) individually or commit to make any such acquisition in any amount after the Closing;
               (iv) sell, lease, license, encumber or dispose of any material interest in any of its properties or assets, except use of supplies or sales of inventory in the ordinary course of the business consistent with past practices;
               (v) make any loans, advances or capital contributions to, or investments in any Person other than intercompany loans made by the Sellers to SCM in a manner consistent with the past cash management practices of Gibraltar;
               (vi) terminate or amend any Material Contract;
               (vii) enter into any Contract or agreement that would have been required to be disclosed in Section 3.13 if such Contract or agreement had been in effect on the date of this Agreement other than customer contracts, product purchase agreements or renewals of existing agreements in the ordinary course of business consistent with past practice;
               (viii) enter into any employment agreement with any employee or increase in any manner the compensation of any of the officers, directors, consultants or other employees of the Subsidiaries other than normal, bargained, merit or cost of living payments or increases made in the ordinary course of business;
               (ix) adopt or amend any bonus, profit sharing, compensation, employment or other Employee Plan, trust, fund or group arrangement for the benefit or welfare of any employees of SCM or any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other Employee Plan, agreement, trust fund or arrangements for the benefit or welfare of any director of SCM;
               (x) (A) make any change in Tax or accounting methods, principles or practices or any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or Tax purposes, except as required by changes in U.S. generally accepted accounting principles or applicable Law, or make or change any material Tax election, or settle any tax controversy matter or matters; or (B) make any material changes in the customary methods of operating its business including, without limitation, practices and policies relating to marketing, selling and pricing;
               (xi) except for advances under working capital lines of credit in existence as of the date hereof in the ordinary course of business consistent with past practices, incur any indebtedness for borrowed money, issue any debt securities or assume, guarantee or endorse the obligations of any other Persons;
               (xii) take any action that would render any representation or warranty made by the Sellers or the Subsidiaries in this Agreement untrue, including any actions referred to in Section 3.10;
               (xiii) cancel or terminate its current insurance policies or allow any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;
               (xiv) amend or authorize the amendment of its organizational documents;
               (xv) delay or decrease the rate of expenditures (as compared with the past practices of the Business) on repairs or scheduled maintenance to the Owned Real Property;
               (xvi) knowingly take or fail to take any action which would result in a Material Adverse Effect;
               (xvii) effect or agree to effect any merger, acquisition, recapitalization, reclassification, stock split or like change in the capitalization of any of the Subsidiaries or change of control transaction with respect to any of the Subsidiaries; or
               (xviii) agree or commit to any of the foregoing, whether in writing or otherwise.
          (c) The foregoing notwithstanding, although it is the intent of the parties that, if the Closing occurs, all cash generated by the Business after the Deposit Date shall be for the account of the Purchasers and the Subsidiaries and all cash requirements of the Business shall be charged to the Purchasers and the Subsidiaries, in each case to the same extent as if the Closing had occurred on the Deposit Date, the Sellers shall have the right to maintain and apply their current cash management systems from the Deposit Date to the Closing Date; provided, however, that, during the period from the Deposit Date to the Closing Date, the Sellers shall record all cash receipts and all cash expenditures of the Business on a daily basis and shall provide BAC with a daily reconciliation of all such receipts and expenditures. If and to the extent that, for the period from the Deposit Date through the Closing Date, the Sellers and their Affiliates (other than the Subsidiaries) have received, on a net basis, cash from the Business, then the Sellers shall pay over the amount of such net cash receipts to SCM on the Closing Date, and if and to the extent that, for the period from the Deposit Date through the Closing Date, the Subsidiaries have received, on a net basis, cash from the Sellers and their Affiliates (other than the Subsidiaries), then the SCM shall pay over such net cash amount to the Sellers on the Closing Date (such payments, the “Cash Settle-Up”).
     5.02 Access. Prior to the Closing Date, the Purchasers shall be entitled, through their respective officers, employees and representatives (including, without limitation, its legal advisors and accountants), to (i) make such investigation of the properties, businesses and operations of the Business and such examination of the books, records and financial condition of the Business as they reasonably request and to make extracts and copies of such books and records and (ii) have access to the facilities and personnel of the Subsidiaries. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and the Sellers shall cooperate, and shall direct the Subsidiaries to cooperate, fully therein.
     5.03 Confidentiality. No party hereto shall, without the prior written consent of the disclosing party, disclose or acquiesce in the disclosure by any Person, or use or enable the use, to the competitive detriment of the disclosing party of any non-public information regarding the disclosing party or the financial condition of such party, contained in any documents or otherwise furnished at any time pursuant to the provisions of this Agreement, including, without limitation, all information and documents furnished pursuant to Article 7, except to the legal counsel, accountants, financial advisors, investment bankers and the other authorized agents and representatives of the parties hereto, and to such Persons only to the extent required for activities directly related to the obligations of the receiving parties under this Agreement, except to the extent such information has been publicly disclosed or is otherwise in the public domain or is required to be disclosed by Law or by a court of competent jurisdiction or Governmental Authority.
     5.04 German Regulatory Approval. . Promptly after the execution of this Agreement, and in any event within five Business Days, each of the parties will make all filings required under the rules and regulations of the German Federal Cartel Office.
     5.05 Non-Competition.
          (a) From the Closing Date through the end of the five (5) year period beginning on the first day following of the Closing, the Sellers and its Affiliates agree not to, whether individually or in their capacity as a director, officer, manager, member, partner, shareholder, agent or representative of or to a Person or entity (other than the Purchasers) or otherwise, directly or indirectly:
               (i) engage in a “Competitive Business”, which for the purpose of this Agreement, means a business located in or transacting business in the United States or the People’s Republic of China that is competitive with the Business as conducted as of the Closing Date; or
               (ii) either (A) solicit for a Competitive Business or endeavor to entice away, any Person who is a current customer of the Subsidiaries as of the Closing Date; (B) (1) solicit, recruit or hire any employees of the Purchasers (or any of their Affiliates) or Persons who work for any of the Subsidiaries as of the Closing Date, and/or (2) encourage any employee of the Purchasers (or any of their Affiliates) to leave the employment of the same; or (C) assist any Person or entity in any way to do, or attempt to do, anything prohibited by this Section 5.05(a)(ii) (except for responding to requests for reference checks).
          (b) The Sellers acknowledge that a material breach of any of the covenants contained in this Section 5.05 would result in material irreparable injury to the Purchasers for which there is no adequate remedy at law, that it may not be possible to measure damages for such injuries precisely and that the Purchasers will be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Sellers from engaging in activities prohibited by this Section 5.05, and such other relief as may be required to specifically enforce any of the covenants in this Section 5.05.
          (c) If any provision or portion of this Section 5.05 is found by a court of competent jurisdiction to be invalid or unenforceable, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.
          (d) Nothing in this Section 5.05 shall preclude or prohibit the Sellers or any of their Affiliates from acquiring the stock (or other securities) or assets of any Person which derives (both at the time of acquisition and at all times thereafter) less than (i) five (5%) of its revenues and (ii) less than $20 million per annum from the conduct of a Competitive Business. In addition, nothing in this Section 5.05 shall preclude or prohibit any Person which is engaged in any Competitive Business from continuing to conduct such Competitive Business from and after any acquisition of either of the Sellers or any successor in interest to either of the Sellers, by merger, purchase of stock, purchase of assets or other transaction.
     5.06 Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, each as may be required to carry out the provisions of this Agreement and the Ancillary Agreements and to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements. Without limiting the generality of the foregoing, (i) prior to the Closing, the Sellers shall use their best efforts, at their sole cost and expense, to obtain all rights in and to the domain names used by the Subsidiaries as of the date hereof, (ii) at any time after the Closing, upon request of the Purchasers, the Sellers will execute such documentation and take such actions as may be reasonably required to make effective, record or otherwise confirm any of the resignations provided for in Section 2.04(d) under applicable Law or as may be necessary to appoint new directors and officers for the Subsidiaries; and (iii) prior to the Closing, the Sellers shall use commercially reasonable efforts to obtain any Requisite Consents that have not been obtained as of the date of this Agreement. If, prior to the Closing, the Sellers have not been able to obtain for the Subsidiaries the rights to any of the domain names used by the Subsidiaries, the Sellers shall continue to use their best efforts to obtain such rights following the Closing until such rights are obtained and shall pay any and all amounts that may be required to be paid to enable the Subsidiaries to continue use such domain names until such rights can be obtained.

     5.07 Legal Privileges. The Sellers and the Purchasers acknowledge and agree that all attorney-client, work product and other legal privileges that may exist with respect to the Subsidiaries shall, from and after the Closing Date, be deemed joint privileges of the Sellers and the Purchasers. Both the Sellers and the Purchasers shall use all commercially reasonable efforts after the Closing Date to preserve all privileges and neither the Sellers nor the Purchasers shall knowingly waive any such privilege without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed).
     5.08 Preservation of Records. Subject to Section 9.02 (relating to the preservation of Tax records), the Sellers and the Purchasers shall preserve and keep the records held by them relating to the business of the Subsidiaries for a period of five (5) years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of the Sellers, the Subsidiaries or the Purchasers or any of their Affiliates or in order to enable the Sellers or the Purchasers to comply with their respective obligations under this Agreement; provided, however, that a Person may dispose of any such records at any time during such period if such Person first provides sixty (60) days’ prior written notice to the other parties hereto of the intent to so dispose of such records and affords such other parties an opportunity, at their expense, to take possession and control of such records.
     5.09 Employee Benefits/Severance.
          (a) For a period of twelve (12) months from the Closing Date, the Purchasers shall (i) cause SCM to offer and/or maintain employee compensation and benefit plans (other than equity incentive plans) to Continuing Employees (as defined below) that are substantially comparable in the aggregate to the compensation and benefits (as provided by the Employee Plans other than equity incentive plans) provided by SCM to Continuing Employees immediately prior to the Closing, (ii) cause SCM to expend commercially reasonable efforts to grant to any persons that were employees of SCM immediately prior to the Closing Date (“Continuing Employees”) credit for past service for purposes of initial eligibility to participate, vesting and benefit accrual under, any employee benefit plans established or maintained by the Purchasers and/or SCM for Continuing Employees after the Closing Date, except to the extent that such credit would result in a duplication of benefits with respect to the same period of service, and (iii) cause SCM to take such actions as are reasonably necessary to give Continuing Employees credit for their past service for purposes of determining the amounts of sick pay, holiday pay and vacation pay they are eligible to receive under any sick pay, holiday pay and vacation pay policies and programs established or maintained by the Purchasers and/or SCM for Continuing Employees after the Closing Date. With respect to each Continuing Employee who is an active participant in a group health plan (as defined in Section 5000(b) of the Code) (a “SCM Health Plan”) immediately prior to the Closing Date, after the Closing Date, BAC shall cause SCM to expend commercially reasonable efforts to ensure that the group health plan established or maintained by BAC and/or SCM after the Closing Date for Continuing Employees (“Purchaser Health Plans”), to the extent permitted by the terms of the applicable Purchaser Health Plans, shall (i) waive any preexisting condition restrictions and waiting period requirements to the extent that such preexisting condition restrictions and waiting period requirements were waived or satisfied under the applicable SCM Health Plan in which such Continuing Employee participated immediately prior to the Closing Date. Sellers shall retain, or shall cause an

Affiliate to retain, all Liabilities arising under any group life, accident, medical, dental, disability plan or similar arrangement (whether or not insured) covering any Continuing Employees as of the Deposit Date to the extent that such Liability, directly or indirectly, relates to claims incurred (i.e., services provided) prior to the Deposit Date and Seller shall cooperate with the Purchasers in making available to any Continuing Employee the benefits of any third party insurance (e.g., umbrella policies) that may be available for claims incurred prior to the Deposit Date. If the Closing occurs, the Purchasers shall be responsible for providing group life, accident, medical, dental, disability plan and similar arrangements (whether or not insured) covering the Continuing Employees after the Deposit Date for claims incurred (i.e., services provided) after the Deposit Date (it being understood that such benefits will be provided under the Transition Services Agreement at the Purchasers’ expense through December 31, 2008). The foregoing notwithstanding, any Continuing Employee who is receiving long term disability benefits under a long term disability plan offered by the Sellers or an Affiliate of the Sellers other than the Subsidiaries shall continue to participate in such plan and to receive benefits thereunder in accordance with the terms thereof, and the Sellers shall take any and all actions as may be necessary to ensure that (i) no such Continuing employee ceases to be covered by such plan as a result of the consummation of the transactions contemplated hereby and (ii) that any Continuing Employee who is in the waiting or qualifying period for long-term disability benefits as of the Closing Date shall not cease to be eligible for such benefits (if he or she satisfies the waiting or qualifying periods therefore) as a result of the consummation of the transactions contemplated by this Agreement.
          (b) Schedule 5.09(b) attached hereto contains a summary of the terms and conditions upon which certain Continuing Employees will become entitled to payment of severance benefits in connection with the transactions contemplated by this Agreement, a list of the Continuing Employees that may become entitled to payment of severance benefits in connection with the transactions contemplated by this Agreement, and the dollar amount of the severance benefit which each such Continuing Employee may become entitled to receive. BAC agrees to take such action as may be necessary to cause SCM to pay the transaction bonuses payable to certain Continuing Employees as set forth in Schedule 5.09(b).
          (c) Nothing in this Section 5.09 or this Agreement shall require the Purchasers to continue to employ any Continuing Employee for any specific length of time, or shall confer upon any past or present employee of the Business or a Subsidiary, or his or her representatives, beneficiaries, successors and assigns, nor upon any collective bargaining agent, any rights or remedies of any nature; nor shall the Purchasers, the Subsidiaries or their Affiliates be precluded or prevented from terminating or amending any employee benefit plan or policy.
          (d) As soon as practicable following the Closing Date, the Purchasers shall cause to have established for the employees of SCM a 401(k) plan intended to be qualified under Section 401(a) of the Code (“Purchasers’ 401(k) Plan”). Upon the receipt by the Sellers of written evidence of the establishment of Purchasers’ 401(k) Plan, the Sellers shall direct the trustee of the Sellers’ 401(k) plan (“Sellers’ 401(k) Plan”) to transfer to the trust under Purchasers’ 401(k) Plan all the assets and liabilities that relate to the accounts of the participants in Sellers’ 401(k) Plan who have not terminated employment on or before the Closing Date subject to and in accordance with the following: (i) Purchasers’ 401(k) Plan shall not eliminate or reduce any participant’s protected benefits under Section 411(d)(6) of the Code under Sellers’

401(k) Plan; (ii) the Sellers shall value the account balances, including loan balances, of the participants in accordance with the terms of Sellers’ 401(k) Plan, and (iii) subject to applicable Law and the terms of the relevant plans, the Sellers shall transfer and assign, and the Purchaser shall accept and assume the value of such accounts and credit them to the participants’ account in Purchasers’ 401(k) Plan. The operations of Purchasers’ 401(k) Plan shall at all times be the sole responsibility of the Purchasers. The operations of Sellers’ 401(k) Plan shall at all times be the sole responsibility of the Sellers. The Sellers shall, coincident with the transfer of such account balances, furnish the Purchasers with the individual account balances of each participant and such other records as the Purchasers may reasonably request. It is intended that the transfer of assets and corresponding accrued benefits contemplated hereby shall comply with Sections 401(a)(12) and 414(l) of the Code and any ambiguities herein shall be construed in furtherance of that objective. The Purchasers shall indemnify the Sellers from any Losses arising from any failure by Purchasers’ 401(k) Plan to comply with applicable Law.
     5.10 Credit Support and Loan Agreement. The Purchasers shall, or shall cause the Subsidiaries to, as promptly as practicable after the Closing, but in no event later than six months after the Closing, replace, substitute itself as obligor on, or otherwise cause to be cancelled each of the guarantees (including of performance under contracts or agreements), letters of credit or other credit arrangements (including the Credit Agreement with HSBC Bank (China) Company Limited), including surety and performance bonds (collectively, “Credit Support Arrangements”), issued by or for the account of the Sellers or their Affiliates (other than the Subsidiaries) or with respect to which Sellers or their Affiliates (other than the Subsidiaries) are the primary or secondary obligors on debt instruments or financing or other contracts or agreements, in any such case to support or facilitate business transactions of the Subsidiaries, and shall cause Sellers and their Affiliates to be fully discharged and released therefrom. Sellers have provided a list of the Credit Support Arrangements as part of Schedule 3.29. Subject to the foregoing, Sellers shall after the Closing maintain, or cause to be maintained, each of the Credit Support Arrangements. After the Closing, the Purchasers shall indemnify and hold harmless Sellers and their Affiliates from any Liabilities under the Credit Support Arrangements to the extent arising out of or related to events occurring after the Closing.
     5.11 Cash Collections. To the extent that the Sellers or any of their Affiliates (other than the Subsidiaries) receive any payments after the Deposit Date that belong to the Subsidiaries, the Sellers shall deliver and pay over such payments to BAC by wire transfer as promptly as may be practicable but in any event no later than by the close of business on the third Business Day after receipt thereof. Similarly, to the extent the Subsidiaries receive any payments after the Deposit Date that belong to the Sellers or any of their Affiliates, the Purchasers shall deliver and pay over such payments to the Sellers by wire transfer as promptly as may be practicable but in any event no later than by the close of business on the third Business Day after receipt thereof by the Subsidiaries.
     5.12 Intercompany Arrangements. All intercompany and intracompany accounts, debts, agreements or arrangements between the Sellers and their Affiliates (other than the Subsidiaries), on the one hand, and the Subsidiaries, on the other hand, shall immediately prior to the Deposit Date be capitalized or cancelled without any consideration to the Sellers or their Affiliates therefor, without any liability to a Subsidiary therefor, without the need for any further documentation, and without any material adverse economic, business or Tax effect on the

Business or the Subsidiaries as a result thereof; provided, however, that the foregoing shall not be deemed to require the Sellers to provide any services to the Subsidiaries or the Business following the Closing, including, but not limited to, insurance coverage, except as may otherwise be required by the Transition Services Agreement or this Agreement.
     5.13 Contribution of Assets Prior to the Closing. If and to the extent that any assets used in or necessary to the conduct of the Business are titled in the name of, licensed or leased by, or located at a facility of, a Seller or an Affiliate of a Seller (other than a Subsidiary), the Sellers shall cause such asset or such license or lease to be contributed or transferred to the applicable Subsidiary immediately prior to the Closing, without any consideration to a Seller or such an Affiliate therefor, without any liability to the applicable Subsidiary therefor, without the need for any further consideration or documentation, and without any material adverse economic, business or tax effect on the Business or the Subsidiaries as a result thereof; provided, however, that the foregoing shall not require the Sellers to transfer any assets that they will retain to provide transition services under the Transition Services Agreement.
ARTICLE 6.
CONDITIONS TO CLOSING
     6.01 Conditions to Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the following conditions:
          (a) No Proceeding or Litigation. No Action shall have been commenced by or before any Governmental Authority seeking to restrain or materially alter the transactions contemplated by this Agreement; and
          (b) FCO Approval. The Purchasers shall have obtained FCO Approval.
     6.02 Conditions to Obligations of the Purchasers. The obligations of the Purchasers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, or written waiver by BAC (in its sole discretion), at or prior to the Closing, of each of the following conditions:
          (a) Conduct of the Business During the Escrow Period. The Sellers shall have complied in all material respects with the covenants set forth in Section 5.01, and BAC shall have received a certificate from each of the Sellers to such effect; and
          (b) Release of Encumbrances. Prior to or on the Closing Date, the Sellers shall have fully discharged and paid any and all indebtedness or other obligations with respect to the Shares or the assets of the Subsidiaries in order to render the Shares and such assets free and clear of all Encumbrances, and at Closing the Sellers shall deliver evidence of the foregoing reasonably satisfactory to the Purchasers.

ARTICLE 7.
INDEMNIFICATION
     7.01 Survival; Remedies for Breach.
          (a) Each and every representation and warranty made by the Sellers, the Subsidiaries and the Purchasers in this Agreement or in any Exhibit, Schedule, instrument of transfer or other document delivered pursuant hereto or in connection herewith shall survive the Closing for a period of eighteen (18) months beginning on the first day following the Deposit Date, except that (i) the representations and warranties of the Sellers and the Subsidiaries contained in Sections 3.18 shall survive until sixty (60) days after the end of the statute of limitations (including any extensions thereof) applicable to the matters that were the subject to such representations and warranties, (ii) the Specified Representations shall survive the Closing without limitation as to time and the representations and warranties of the Sellers and the Subsidiaries in Section 3.19 shall survive for the period provided in Section 7.07. Each and every covenant and agreement of a party set forth herein shall survive the Closing without limitation as to time; provided, however, that the agreement in Section 7.02(c) shall only survive for a period of eighteen (18) months beginning on the first day following the Deposit Date. Except as otherwise provided in Section 7.01(b), following the expiration of the period during which the representations, warranties and (in the case of Section 7.02(c)) agreements survive the Closing as set forth in this Section 7.01(a) (such period being hereinafter the “Survival Period”), the representations, warranties and agreements shall be of no further force or effect and the right to indemnification under Section 7.02(a), 7.02(c) or Section 7.03(a) shall expire as to any claim that is not made prior to the expiration of the applicable Survival Period.
          (b) Any representation, warranty or agreement that would otherwise terminate at the expiration of the Survival Period with respect thereto shall survive if written notice of the breach or inaccuracy thereof shall have been given to the party against whom indemnification may be sought on or prior to the expiration of the applicable Survival Period; provided that such survival shall only apply to the portion of any such representation, warranty or agreement with respect to which such breach or inaccuracy has occurred.
          (c) After the Closing, the indemnities set forth in this Article 7 shall be the exclusive remedies of the Sellers and the Purchasers for the breach of any covenant, agreement, representation or warranty in this Agreement by the Sellers and the Subsidiaries or by the Purchasers, as the case may be, and the parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the parties waive, except the Sellers and the Purchasers shall have the right to seek equitable relief for any breach of a covenant, including injunctive relief or specific performance.
     7.02 Indemnification of the Purchasers. Subject to the provisions of this Section 7.02 and the other Sections of this Article 7, the Purchasers and each of their respective Affiliates, officers, directors, employees, agents, successors and assigns and, after the Closing, the Subsidiaries and each of their respective Affiliates, officers, directors, employees, agents, successors and assigns (each hereinafter a “Purchaser Indemnified Party”) shall be indemnified by the Sellers from and against the amount of any and all Losses incurred or sustained by or imposed upon them with respect to or by reason of:
          (a) any failure, breach or inaccuracy of any representations or warranties made by the Sellers and the Subsidiaries under this Agreement or the Ancillary Agreements or contained in any certificate, document or instrument delivered by the Sellers hereunder; and
          (b) any breach, default or lack of performance on the part of the Sellers or the Subsidiaries of any of their covenants or agreements under this Agreement or the Ancillary Agreements.
          (c) any amounts paid in connection with litigation brought by a party seeking recovery for damages suffered by such party arising from the operation of the Business prior to the Closing or that are based on or arose in connection with events, facts or circumstances that existed at or prior to, or occurred prior to the Closing, but excluding payments to any Governmental Authority (e.g., fines and penalties); provided, however, that any such litigation that otherwise falls within the scope of Section 7.07 shall be addressed under that Section and not under this Section.
     7.03 Indemnification of the Sellers. Subject to the provisions of this Section 7.03 and the other Sections of this Article 7, the Purchasers agree to indemnify, defend and hold the Sellers, and each of their respective Affiliates, officers, directors, employees, agents, successors and assigns, (each a “Seller Indemnified Party”), harmless from and against any and all Losses incurred or sustained by or imposed upon any of the Seller Indemnified Parties with respect to or by reason of:
          (a) any failure, breach or inaccuracy by the Purchasers of any representations or warranties made by the Purchasers under this Agreement or contained in any certificate, document or instrument delivered by the Purchaser hereunder; and
          (b) any breach, default or lack of performance on the part of the Purchasers of any of its covenants or agreements under this Agreement.
     7.04 Procedures for Indemnification.
          (a) If any Purchaser Indemnified Party or any Seller Indemnified Party (hereinafter an “Indemnified Party”) shall claim to have suffered a Loss (other than with respect to any claim asserted, demand or other Action by any Person who is not a party to this Agreement (hereinafter a “Third-Party Claim”)) for which indemnification is available under Section 7.02 or 7.03, as the case may be (for purposes of this Section 7.04, regardless of whether such Indemnified Party is entitled to receive a payment in respect of such claim by virtue of the provisions of Section 7.05), the Indemnified Party shall notify the party required to provide indemnification (hereinafter an “Indemnifying Party”) in writing of such claim within the applicable time periods provided in Section 7.01, which written notice shall describe the nature of such claim, the facts and circumstances that give rise to such claim and the amount of such claim if reasonably ascertainable at the time such claim is made (or if not then reasonably ascertainable, the maximum amount of such claim reasonably estimated by the Indemnified Party). In the event that within thirty (30) days after the receipt by the Indemnifying Party of such a written notice from the Indemnified Party, the Indemnified Party shall not have received from the Indemnifying Party a written objection to such claim, such claim shall be conclusively presumed and considered to have been assented to and approved by the Indemnifying Party following receipt by the Indemnifying Party of a written notice from the Indemnified Party to such effect.
          (b) If within the thirty (30) day period described in Section 7.04(a) above, the Indemnified Party shall have received from the Indemnifying Party a written notice setting forth the Indemnifying Party’s objections to such claim and the Indemnifying Party’s reasons for such objection, then the parties shall negotiate in good faith for a period of ten (10) Business Days from the date the Indemnified Party receives such objection. After such ten (10) Business Day period (or such longer period as they may agree in writing), if the parties still cannot agree on the claim, the Indemnified Party may, at any time thereafter, until the expiration of the applicable statue of limitations with respect to its claim for indemnification, commence legal proceedings against the Indemnifying Party to enforce its rights to indemnification from and against any Losses described in the written notice described in Section 7.04(a) above.
     7.05 Additional Limits on Rights to Indemnification.
          (a) Notwithstanding anything to the contrary in this Agreement, except as provided in Section 7.05(b), an Indemnified Party shall not be entitled to indemnification:
               (i) for any Losses under Section 7.02(a), Section 7.02(c) or Section 7.03(a), as the case may be, as to which the Indemnified Parties otherwise may be entitled to indemnification hereunder (without giving effect to this clause (i)), until such indemnifiable Losses exceed Three Hundred Thousand U.S. Dollars (U.S.$300,000) (the “Basket Amount”), provided that, after the aggregate amount of all indemnifiable Losses exceeds the Basket Amount, the Indemnified Parties shall, in the aggregate, be entitled to indemnification for all such Losses (including the Basket Amount); and
               (ii) for any Losses under Section 7.02(a), Section 7.02(c) or Section 7.03(a), as the case may be, as to which the Indemnified Parties otherwise may be entitled to indemnification hereunder to the extent that the aggregate amount of such Losses exceeds Five Million U.S. Dollars (U.S.$5,000,000). (For the avoidance of doubt, indemnification claims under Sections 7.07 or Article 9 shall not be taken into account for the purposes of applying the foregoing clauses (i) and (ii)).
          (b) Notwithstanding the provisions of Section 7.05(a), the Purchaser Indemnified Parties shall be entitled to be indemnified by the Sellers for Losses without reference to or the application of the limitations in Section 7.05(a) if and to the extent that such Losses are attributable to a breach or inaccuracy of the Specified Representations or any of the representations and warranties of the Sellers and the Subsidiaries contained in Sections 3.18.
          (c) An Indemnified Party shall not be entitled to double recovery for any Losses. Without limitation of the foregoing, an Indemnified Party shall not be entitled to indemnification for Losses (and the amount of any such Losses shall not be includable in determining whether the aggregate amount of the Losses exceeds the Basket Amount) if and to the extent that the amount of any Losses from any matter have been taken into account in the determination of the Deposit Date Net Working Capital.
          (d) Any payment made by an Indemnifying Party to an Indemnified Party shall be net of any insurance proceeds to which the Indemnified Party actually receives as a result of any such claim.
          (e) For the avoidance of doubt, the provisions of this Section 7.05 shall not apply to claims for indemnification under Section 7.07 (Indemnification for Pre-Closing Matters) or Article 9 (Taxes).
     7.06 Procedures for Third-Party Claims.
          (a) Any Indemnified Party seeking indemnification pursuant to this Article 7 in respect of any Third-Party Claim shall give the Indemnifying Party from whom indemnification with respect to such claim is sought: (i) prompt written notice (but in no event more than thirty (30) days after the Indemnified Party acquires knowledge thereof) of such Third-Party Claim; and (ii) copies of all documents and information relating to any such Third-Party Claim within ten (10) days of their being obtained by the Indemnified Party; provided, that the failure by the Indemnified Party to so notify or provide copies to the Indemnifying Party shall not relieve the Indemnifying Party from any liability to the Indemnified Party for any liability hereunder except to the extent that such failure shall have prejudiced the defense of such Third-Party Claim.
          (b) The Indemnifying Party shall have thirty (30) days (or such lesser time as may be necessary to comply with statutory response requirements for litigation claims that are included in any Third-Party Claim) from receipt of the notice contemplated in Section 7.06(a) to notify the Indemnified Party whether or not the Indemnifying Party will, at its sole cost and expense, defend the Indemnified Party against such claim. If the Indemnifying Party timely gives notice that it intends to defend the Third-Party Claim, it shall have the right, except as hereafter provided, to defend against, negotiate, settle or otherwise deal with the Third-Party Claim and to be represented by counsel of its own choice, and the Indemnified Party will not admit any liability with respect thereto or settle, compromise, pay or discharge the same without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed, so long as the Indemnifying Party is contesting or defending the same with reasonable diligence and in good faith; provided, that the Indemnified Party may participate in any proceeding with counsel of its choice and at its expense; provided further, that the Indemnifying Party may not enter into a settlement of any such Third-Party Claim without the consent of the Indemnified Party, which consent shall be not unreasonably withheld, unless such settlement requires no more than a monetary payment for which the Indemnified Party is fully indemnified by the Indemnifying Party or involves other matters not binding upon the Indemnified Party; and provided further that, in the event the Indemnifying Party does not agree in writing to accept the defense of, and assume all responsibility for, such Third-Party Claim as provided above in this Section 7.06(b), then the Indemnified Party shall have the right to defend against, negotiate, settle or otherwise deal with the Third-Party Claim in such manner as the Indemnified Party deems appropriate, in its sole discretion, and the Indemnified Party shall be entitled to indemnification therefor from the Indemnifying Party to the extent provided under this Article 7.

Notwithstanding the foregoing, if in the reasonable opinion of the Indemnified Party such Third-Party Claim, or the litigation or resolution of such Third-Party Claim, involves an issue or matter that could have a Material Adverse Effect on the Indemnified Party, including the administration of Tax Returns of the Indemnified Party or a dispute with a significant supplier or customer of the Indemnified Party, or there is a conflict of interest in the defense of such action between the Indemnified Party and the Indemnifying Party, the Indemnified Party shall have the right to control the defense or settlement of any such claim or demand and its reasonable costs and expenses shall be included as part of the indemnification obligations of the Indemnifying Party. If the Indemnified Party elects to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense or settlement of such claim at its sole cost and expense.
     7.07 Indemnification for Pre-Closing Environmental Matters.
          (a) Subject to the provisions of this Section 7.07, the Purchaser Indemnified Parties shall be indemnified by the Sellers from and against the amount of any and all Losses incurred or sustained by or imposed upon them with respect to or by reason of (i) the presence, prior to the Closing, of any Hazardous Material in, on, at or under any Business Real Property (including, without limitation, all soil, sediments, water, groundwater, buildings or equipment at, on or under any Business Real Property) in violation of, or that gives rise to an action under, any Environmental Law, (ii) the Release, prior to the Closing, of any Hazardous Materials from any Business Real Property (including, without limitation, from any soil, sediments, water, groundwater, buildings or equipment on any Business Real Property) in violation of, or that gives rise to an action under, any Environmental Law, (iii) any other pre-Closing violation of any Environmental Law by the Sellers (in connection with the Business) or any of the Subsidiaries or (iv) any failure, breach or inaccuracy of any representations or warranties made by the Sellers and the Subsidiaries in Section 3.19.
          (b) The rights of the Purchaser Indemnified Parties to indemnification under this Section 7.07 will expire on the sixth anniversary of the date of this Agreement; provided, however, that any claim for indemnification that would otherwise terminate after the sixth anniversary of the date of this Agreement shall survive if written notice of such claim is given on or prior to such sixth anniversary.
          (c) Notwithstanding anything to the contrary in this Agreement, the Sellers shall not be obligated to indemnify the Purchaser Indemnified Parties for any Losses under Section 7.07(a) as to which the Purchaser Indemnified Parties otherwise may be entitled to indemnification under Section 7.07(a) (without giving effect to this clause (c)), (i) until such Losses exceed One Hundred Thousand U.S. Dollars (U.S.$100,000), provided, however, that, after the aggregate amount of all such Losses exceeds such amount, the Purchaser Indemnified Parties shall be entitled to indemnification for all such Losses (including such amount) or (ii) to the extent the aggregate amount of such Losses exceeds Five Million U.S. Dollars (U.S.$5,000,000). For the avoidance of doubt, these limitations are separate from the limitations on other indemnification claims under Section 7.05.
          (d) In connection with any claim for indemnification under Section 7.07(a) that involves a claim asserted by, or an Action by, a Person other than a Purchaser Indemnified

Party, the procedures set forth in Section 7.06 shall be followed by the Purchaser Indemnified Party in seeking indemnification hereunder. In connection with any other claim for indemnification under Section 7.07(a) (i.e., a direct claim by any Purchaser Indemnified Party against the Sellers that does not involve a claim asserted by, or any Action by, a third party), the procedures set forth in Section 7.04 be followed by the Purchaser Indemnified Party in seeking indemnification hereunder.
          (e) Notwithstanding any other provisions of this under Section 7.07, if, with respect to any matter as to which the Purchaser Indemnified Parties are entitled to indemnification under Section 7.07, SCM has a right to be indemnified for such matter under that certain Asset Purchase Agreement by and among North American Höganäs High Alloys LLC, North American Höganäs Holdings Inc. and SCM dated June 4, 2004 (the “Prior APA”), the Purchaser Indemnified Parties shall seek to enforce the indemnification obligations under the Prior APA (including bringing and diligently prosecuting litigation if SCM reasonably believes that such litigation would be cost effective) before Sellers shall be obligated to provide indemnification under this Section 7.07; provided, however, that the Purchaser Indemnified Party may give notice of such claim so as to ensure that such claim does not terminate as provided in Section 7.07(b). If SCM determines at any time that it has a right to be indemnified for any matter under the Prior APA but determines in good faith that it would not be cost effective to pursue litigation to enforce such right, the Sellers shall be offered the right to pursue litigation under the Prior APA with respect to such matter in the name of SCM but at the Sellers’ sole expense; provided, however, that in such event, (i) if attorneys’ fees are awarded to SCM in connection therewith, SCM shall reimburse the Sellers for their attorneys’ fees up to the amount of such award and (ii) the Sellers shall not have the right to settle any such litigation without the prior written consent of SCM, which consent shall not be unreasonably withheld or delayed. If SCM at any time commences litigation under the Prior APA with respect to any matter, SCM shall not have the right to settle such litigation and thereafter seek indemnification from the Sellers under this Section 7.07 with respect to such matter unless the Sellers have consented to such settlement, which consent shall not be unreasonably withheld or delayed if requested.
     7.08 Effect of Indemnification. Any indemnity payment made hereunder shall be treated by the Parties as an adjustment to the Purchase Price.
ARTICLE 8.
TERMINATION
     8.01 Termination. This Agreement may be terminated at any time prior to the Closing Date (the “Termination Date”):
          (a) by the Sellers or BAC, effective upon written notice, if the Closing shall not have occurred by November 15, 2008; provided, however, that the right to terminate this Agreement under this Section 8.01(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;
          (b) by either BAC or the Sellers, effective upon written notice, in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or
          (c) by the mutual written consent of the Sellers and BAC.
     8.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto arising under or out of this Agreement except: (a) as expressly provided in this Article 8, (b) as set forth in Section 10.01, and (c) that nothing herein shall relieve either party from liability for any breach of this Agreement.
ARTICLE 9.
TAXES
     9.01 Preparation of Tax Returns.
          (a) The Sellers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Subsidiaries for all Tax periods ending on or prior to the Closing Date which are to be filed after the Closing Date. All Tax Returns described in this Section 9.01(a) shall be prepared in a manner consistent with prior practice and in accordance with applicable Law.
          (b) BAC shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Subsidiaries (i) for Tax periods which begin before the Closing Date and end after the Closing Date (each such period, a “Straddle Period”), and (ii) for Tax Periods which start after the Closing Date.
          (c) For U.S. Federal income tax purposes, the taxable year of SCM shall end at 11:59 p.m., Eastern Standard Time, on the Closing Date. Neither the Sellers nor BAC shall take any position inconsistent with the preceding sentence on any Tax Return.
     9.02 Cooperation with Respect to Tax Returns. BAC and the Sellers shall furnish or cause to be furnished to each other, and each at their own expense, as promptly as practicable, such information (including access to books and records) and assistance, including making employees available on a mutually convenient basis to provide additional information and explanations of any material provided, relating to the Subsidiaries as is reasonably necessary for the filing of any Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any adjustment or proposed adjustment with respect to Taxes. The Purchasers or the Subsidiaries shall retain possession of, and shall provide the Sellers reasonable access to (including the right to make copies of), such supporting books and records and any other materials that the Sellers may specify with respect to Tax matters relating to any taxable period ending on the Closing Date, until the relevant statute of limitations has expired. After such time, the Purchasers may dispose of such material, provided that if such disposition is prior to the third anniversary of the expiration of the relevant statute of limitations, BAC shall give the Sellers a reasonable opportunity to take possession of such materials prior to such disposition.

     9.03 Review of Tax Returns.
          (a) The Sellers shall, prior to the filing of any Tax Returns after the Closing Date, permit BAC to review and approve such Tax Returns, and shall make such revisions to such Tax Returns as are reasonably requested by BAC and are consistent with the Code and other applicable Tax Laws. The Sellers and BAC shall attempt in good faith mutually to resolve any disagreements regarding such Tax Returns prior to the due date for the filing thereof. Any disagreements regarding such Tax Returns which are not resolved prior to the filing thereof shall be promptly resolved pursuant to Section 9.09 below; provided, however, that such disputes shall not prevent the timely filing of any such Tax Return. To the extent reasonably requested by the Sellers, the Subsidiaries will sign any such Tax Returns requiring their signature.
          (b) BAC shall, prior to the filing of any Tax Returns for Straddle Periods, permit Sellers to review and comment on such Tax Returns, and shall make such revisions to such Tax Returns as are reasonably requested by the Sellers and are consistent with the Code and other applicable Tax Laws. The Sellers and BAC shall attempt in good faith mutually to resolve any disagreements regarding such Tax Returns prior to the due date for the filing thereof. Any disagreements regarding such Tax Returns which are not resolved prior to the filing thereof shall be promptly resolved pursuant to Section 9.09 below; provided, however, that such disputes shall not prevent the timely filing of any such Tax Return.
     9.04 Payment of Taxes.
          (a) The Sellers shall, to the extent not paid by the Subsidiaries prior to the Closing Date and not taken into account in the final determination of Current Liabilities, pay to the applicable Tax Authority, or remit or cause to be remitted to the Subsidiaries for payment to the applicable Tax Authority (in which case the Subsidiaries shall timely pay such amount to the applicable Tax Authority) an amount equal to all Taxes shown as due and payable in respect of Tax Returns described in Section 9.01(a) no later than five (5) Business Days prior to the due date for payment of Taxes with respect to such Tax Returns.
          (b) The Sellers shall remit or cause to be remitted to BAC (or the Subsidiaries at BAC’s direction) an amount equal to that portion of the Taxes shown on Tax Returns for Straddle Periods for which Sellers are responsible pursuant to Section 9.04(c) below or have an indemnification obligation pursuant to Section 9.07 below not later than five (5) Business Days prior to the due date for payment of Taxes with respect to any such Tax Returns.
          (c) The Sellers shall be responsible for all Taxes payable with respect to the operations of the Subsidiaries prior to the Closing to the extent not taken into account in the final determination of Current Liabilities, and the Purchasers shall be responsible for all Taxes payable with respect to the operations of the Subsidiaries after the Closing and for all Taxes taken into account in the final determination of Current Liabilities. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the portion of such Straddle Period ending on the Closing Date shall be:
               (i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement), deemed equal to the amount which would be payable if the taxable year ended on the Closing Date; and
               (ii) in the case of Taxes imposed on a periodic basis with respect to the assets or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.
               (iii) In the case of any Tax based upon or measured by capital (including net worth or long term debt) or intangibles, any amount thereof required to be allocated under this Section 9.04 shall be computed by reference to the level of such items on the Closing Date. All determinations necessary to effect the foregoing allocations shall be made in a manner consistent with prior practice.
     9.05 Tax Audits.
          (a) In the event that either of the Purchasers or any of the Subsidiaries receives notice from any Tax Authority of any audit of any Tax Return or Taxes of any Subsidiary with respect to which the Sellers are liable pursuant to Section 9.07 below, BAC shall promptly provide written notice to the Sellers of the date on which such audit is to begin, but in no event later than thirty (30) days following the receipt of any such notice. In the event that the Sellers receive notice from any Tax Authority of any audit of any Tax Return or Taxes of any of the Subsidiaries, the Sellers shall promptly provide written notice to BAC of the date on which such audit is to begin, but in no event later than thirty (30) days following the receipt by the Sellers of any such notice.
          (b) After the Closing Date, the Sellers shall control all Tax audits and administrative or court proceedings relating to any Tax period ending on or prior to the Closing Date, but BAC shall have the right to participate in any such audits or proceedings that may have the effect of increasing BAC’s or a Subsidiary’s Tax liability for any Tax period, and the Sellers shall not settle or compromise any such proceeding without the prior written consent of BAC, which consent shall not be unreasonably withheld, conditioned or delayed. In connection with any such proceeding, BAC shall bear its own costs and expenses.
          (c) After the Closing Date, BAC shall control all Tax audits and administrative or court proceedings relating to any Straddle Period or to any Tax period that starts after the Closing Date, but the Sellers shall have the right to participate in any such audits or proceedings relating to any such Tax period that may have the effect of increasing either Seller’s Tax liability for any such Tax period, and BAC shall not settle or compromise any such proceeding without the prior written consent of the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed. In connection with any such proceeding, the Sellers shall bear their own costs and expenses.

          (d) If any Tax Authority notifies either of the Purchasers or any of the Subsidiaries that it is asserting any claim, making any assessment or otherwise disputing or affecting any Tax for which either of the Sellers is responsible hereunder, BAC shall, promptly upon receipt of notice thereof, inform the Sellers thereof. If any Tax Authority notifies either Seller that it is asserting any claim, making any assessment or otherwise disputing or affecting any Tax for which either of the Purchasers or any of the Subsidiaries is responsible hereunder, such Seller shall, promptly following receipt of such notice, inform BAC thereof.
     9.06 Refund Claims. The Purchasers and the Subsidiaries shall, upon reasonable written request of the Sellers, file a claim for a refund with the appropriate Tax Authority for any taxable period ending on or before the Closing Date, but only if and to the extent that such a claim would not, or would not be reasonably likely to, result in any Tax liability to the Purchasers and the Subsidiaries for full or partial periods after the Closing. The Sellers will provide the Purchasers or the Subsidiaries with such information as may reasonably be necessary to enable the Purchasers or the Subsidiaries to file a claim for a refund of such Taxes. To the extent any determination of Tax liability of the Subsidiaries, whether as the result of an audit or examination, a claim for refund, the filing of an amended return or otherwise, results in any refund of Taxes paid which are attributable to any Tax period ending prior to or on the Closing Date, any such refund that is actually received by a Subsidiary within four (4) years after the Closing Date shall belong to the applicable Seller, but only if such claim is not the result of any carrybacks from Tax periods or partial periods beginning after the Closing Date. Any payments made under this Section 9.06 shall be net of any Taxes payable with respect to such refund, credit or interest thereon (taking into account any actual reduction in Tax liability realized upon the payment pursuant to this Section 9.06).
     9.07 Tax Indemnification. The Sellers shall be liable for, and shall indemnify and hold the Purchasers and the Subsidiaries harmless against (without taking into account any of the limitations elsewhere in this Agreement):
          (a) All income Taxes imposed on any member of any affiliated group that includes Sellers with which any of the Subsidiaries files or filed a Tax Return on a consolidated, combined or unitary basis for a taxable year (of a Subsidiary) beginning before the Closing Date and for which any of the Subsidiaries is liable pursuant to Treas. Reg. 1.1502-6 or a comparable provision of state, local or foreign Law, solely as a result of its inclusion in such a consolidated, combined or unitary Tax Return;
          (b) Except to the extent such Taxes were taken into account in the final determination of Current Liabilities, Taxes imposed on any of the Subsidiaries (including, but not limited to, as a transferee, successor, by contract, or otherwise) with respect to taxable periods ending on or before the Deposit Date; and with respect to any Straddle Period, Taxes imposed on any of the Subsidiaries (including, but not limited to, as a transferee, successor, by contract, or otherwise) which are allocable, pursuant to Section 9.04, to the portion of such period ending on the Deposit Date;
          (c) Any breach of or inaccuracy in any representation or warranty on the part of the Subsidiaries or the Sellers contained in this Agreement or the Schedules hereto or in any other Ancillary Agreement or any certificates required by the terms hereof to be delivered by Sellers to the extent related to Taxes or Tax Returns; and
          (d) All fees, costs and expenses incurred by the Purchasers or a Subsidiary in connection with the determination or resolution of any Taxes (but not in connection with reviewing any Tax Return provided to BAC for pursuant to Section 9.03(a)) that are the responsibility of the Sellers under this Section 9.07, including without limitation for attorneys, accountants and experts.
The indemnification provisions of this Section 9.07 are the exclusive indemnification provisions with respect to Taxes and Tax matters and, except as specifically referenced in Article 7 (e.g., with respect to survival of Tax representations and warranties), Article 7 shall not apply with respect to any Taxes and Tax matters that are the subject of this Section 9.07.
     9.08 Discontinuation of Tax Sharing Arrangements. All Tax sharing agreements or similar agreements with respect to or involving the Subsidiaries shall be terminated as of the Closing Date without any resulting obligation or liability due from the Subsidiaries to Sellers or any of their Affiliates and, after the Closing Date, the Subsidiaries shall not be bound thereby or have any liability thereunder.
     9.09 Disputes. Any dispute as to any matter covered by this Article 9 shall be resolved by the Independent Accounting Firm and the fees and expenses of such accounting firm shall be borne equally by the Sellers, on the one hand, and the Purchasers, on the other hand.
ARTICLE 10.
GENERAL PROVISIONS
     10.01 Expenses. Except as otherwise provided in this Agreement, the Sellers and the Purchasers shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby; provided, however, that the Sellers, on the one hand, and the Purchasers, on the other hand, shall each be responsible for payment of one-half of all sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement. For the avoidance of doubt, the transaction bonuses to be paid by SCM pursuant to Section 5.09(b) shall not be deemed to be expenses of the Sellers.
     10.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly delivered, given, made and received): (a) if delivered in person, when delivered; (b) if delivered by facsimile, upon written confirmation of transmission; (c) if by overnight courier, one (1) Business Day following the day on which such notice is sent; (d) if by U.S. mail, five (5) days after being mailed, certified or registered mail, with postage prepaid to the respective parties at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to the Sellers:

Gibraltar Steel Corporation of New York
3556 Lake Shore Road
Buffalo, New York 14219
Attn: Henning Kornbrekke
Facsimile Number: (716) 826-1578

with a copy to:

Lippes Mathias Wexler Friedman LLP
665 Main Street
Suite 300
Buffalo, New York 14203
Attn: Paul J. Schulz, Esq.
Facsimile No. 716-853-5199

If to the Purchasers:

Bison Acquisition Corporation
c/o Platinum Equity Advisors, LLC
360 North Crescent Drive
Beverly Hills, California 90210
Attn: Executive Vice President and General Counsel
Facsimile No.: 310-712-1863

with a copy to:

Bingham McCutchen LLP
600 Anton Boulevard, 18th Floor
Costa Mesa, California 92626
Attn: James W. Loss, Esq.
Facsimile No.: 714-830-0700

If to the Trustee:

Appleby Trust (Mauritius)
8th Floor, Medine Mews
La Chaussee Street
Port Louis, Mauritius
Attn: Malcolm Moller
Facsimile: (+230) 210 8792

     10.03 Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
     10.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
     10.05 Entire Agreement. This Agreement, together with all Exhibits to this Agreement and the Schedules, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the Sellers and the Purchasers with respect to the subject matter hereof.
     10.06 Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Sellers or the Purchasers provided, however, that upon prior written notice to the Sellers, the Purchasers may (a) assign this Agreement and its rights and obligations hereunder in whole or in part (provided that the Purchasers shall not be relieved of its obligations hereunder in connection with any such assignment) to any Affiliate or as collateral to any financing source and (b) assign this Agreement to any successor-in-interest to all or substantially all of the assets or business to which this Agreement relates.
     10.07 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and, except as expressly provided in Article 7 with respect to Purchaser Indemnified Parties and Seller Indemnified Parties who are not parties to this Agreement, nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
     10.08 Amendment and Waiver. This Agreement may not be amended or modified except by an instrument in writing signed the Sellers, SCM, Pacific and the Purchasers; provided, however, that any extension or waiver of the requirements hereunder shall be valid if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.
     10.09 Governing Law. This Agreement shall be interpreted in accordance with and governed by the laws of the State of New York (without giving effect to any choice or conflict of laws provisions thereof).

     10.10 Consent To Jurisdiction. In the event of any controversy or claim arising out of or relating to this Agreement or the breach or alleged breach hereof, each of the parties hereto irrevocably (a) submits to the exclusive jurisdiction of any State and Federal courts sitting in New York, New York, (b) waives any objection which it may have at any time to the laying of venue of any action or proceeding brought in any such court, (c) waives any claim that such action or proceeding has been brought in an inconvenient forum or that there is a more convenient forum for such action or proceeding, and (d) agrees that service of process or of any other papers upon such party by registered mail at the address to which notices are required to be sent to such party under Section 10.02 shall be deemed good, proper and effective service upon such party.
     10.11 Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waivers and certifications in this Section 10.11.
     10.12 Public Announcements. Prior to the Closing Date, none of the Sellers, the Subsidiaries nor the Purchasers shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of the Purchasers or the Sellers, as applicable, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange, provided that, to the extent required by applicable Law, the party intending to make such release shall use its best efforts consistent with such applicable Law to consult with the other party with respect to the text thereof.
     10.13 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. For the convenience of the parties, any number of counterparts hereof may be executed, each such executed counterpart shall be deemed an original and all such counterparts together shall constitute one and the same instrument. Facsimile transmission (including the e-mail delivery of documents in Adobe PDF format) of any signed original counterpart and/or retransmission of any signed facsimile transmission shall be deemed the same as the delivery of an original.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[Signature Page to Stock Purchase Agreement]
     IN WITNESS WHEREOF, each of the parties hereto has executed, or has caused to be executed by its duly authorized representative, this Agreement as of the date first written above.

GIBRALTAR STEEL CORPORATION OF NEW YORK

By:	/s/ Henning Kornbrekke

Name:	Henning Kornbrekke
Title:	President

GIBRALTAR INTERNATIONAL, INC.

By:	/s/ Henning Kornbrekke

Name:	Henning Kornbrekke
Title:	President

SCM METAL PRODUCTS, INC.

By:	/s/ Henning Kornbrekke

Name:	Henning Kornbrekke
Title:	President

GIBRALTAR PACIFIC INC.

By:	/s/ Henning Kornbrekke

Name:	Henning Kornbrekke
Title:	President

BISON ACQUISITION CORPORATION

By:	/s/ Eva M. Kalawski

Name:	Eva M. Kalawski
Title:	Vice President & Secretary

APPLEBY TRUST (MAURITIUS) LIMITED, acting solely in its capacity as Trustee of the Bison Purpose Trust

By:	/s/ Patrick Lee MoLin

Name:	Patrick Lee MoLin
Title:	Director